Exhibit 10.1

SHARE EXCHANGE AGREEMENT

BY AND AMONG

SKIN SHOES, INC.,

ALL OF ITS STOCKHOLDERS

AND

LOGICOM, INC.

NOVEMBER 2, 2005

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SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT ("Agreement") dated as of November 2, 2005 is entered into by and among SKIN SHOES INC., a Delaware corporation ("Target"), all of the STOCKHOLDERS (as defined below), and LOGICOM INC. ("Pubco"), a Nevada corporation.

R E C I T A L S

WHEREAS, the Stockholders own, in the aggregate, all of the issued and outstanding securities of Target;

WHEREAS, the Boards of Directors of Target and Pubco have approved the Acquisition and all of the ancillary transactions contemplated by this Agreement upon the terms and subject to the conditions set forth herein; and

WHEREAS, it is intended that Target, Pubco and the Stockholders will recognize no gain or loss for federal income tax purposes under the Code as a result of the consummation of the Acquisition.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

INTERPRETATION AND DEFINITIONS

1.1	Definitions.

For all purposes of this Agreement:

(a)	"1933 Act" means the Securities Act of 1933, as amended;
(b)	"1934 Act" means the Securities Exchange Act of 1934, as amended;
(c)	"Acquisition" means the acquisition of Target by Pubco pursuant to this Agreement;
(d)	"Assets" has the meaning set forth in Section 5.2(o) hereof;
(e)	"Audited Financial Statements" means the audited financial statements of Target described in Section 5.3(a), below;
(f)	"Closing" has the meaning set forth in Section 3.1 hereof;
(g)	"Closing Date" has the meaning set forth in Section 3.1 hereof;
(h)	"Code" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder;

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(i)

"Convertible Debenture" means the one or more convertible debentures issued by Pubco in the First Private Placement for aggregate net proceeds of $150,000, each containing a mandatory conversion feature that requires a mandatory conversion, at Closing, into an aggregate of 178,572 Units;

(j)	"Delivery Date" means the date upon which each of Pubco and Target receive a fully executed original of this Agreement;
(k)	"Employees" has the meaning set forth in Section 5.2(aa) hereof;
(l)

"Environmental Law" means all legal requirements that relate to protection of the environment, natural resources, or public or employee health and safety, or relating to the production, generation, use, storage, treatment, processing, transportation, disposal or release of regulated materials, including common law trespass, nuisance, property damage and similar common law theories. The term “Environmental Law” includes: (i) the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601-9675 (“CERCLA”); (ii) the Superfund Amendments and Reauthorization Act, Public Law 99-499, 100 Stat. 1613 (“SARA”); (iii) the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§11001-11050; (iv) the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901-6992k; (v) the National Environmental Policy Act, 42 U.S.C. §§ 4321-4370e; (vi) the Safe Drinking Water Act, 42 U.S.C. §§ 300f to 300j-26; (vii) the Toxic Substances Control Act, 15 U.S.C. §§ 2601-2692; (viii) the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101-5127; (ix) the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251-1387; (x) the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701--2761; (xi) the Rivers and Harbors Acts of 1899, 44 U.S.C. § 401 et seq. (xii) the Clean Air Act, 42 U.S.C. §§ 7401-7671q; (xiii) the Atomic Energy Act of 1954, as amended, 42 U.S.C. §§2011 et seq.; (xiv) the Low Level Radioactive Waste Policy Act, as amended, 42 U.S.C. §2021b et seq.; (xv) any Occupational Safety and Health Law, including the Occupational Safety and Health Act, 29 U.S.C. §§651-678, and in each case the regulations adopted pursuant to the above listed statutes, and (xvi) any and all counterpart state, Canadian, Canadian province, Chinese or Chinese province or regional laws and regulations;

(m)

"Financial Statements" means the unaudited management prepared financial statements of Target for the period from inception through September 30, 2005, which are attached to this Agreement as Schedule “C”

(n)	"First Private Placement" means the private placement by Pubco, prior to or at the Delivery Date, in which Pubco will sell the Convertible Debenture;
(o)

"Hazardous Material" means any (i) hazardous substance as defined by any Environmental Law, (ii) any petroleum or petroleum product, oil or waste oil; (iii) any asbestos or polychlorinated byphenyls; (iv) any hazardous material, toxic substance, toxic pollutant, solid waste, municipal waste, industrial waste, hazardous waste, flammable material, radioactive material, pollutant or

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contaminant or words of similar meaning and regulatory effect under any applicable Environmental Law; and (v) any other chemical, material, or substance exposure to which or whose discharge, emission, disposal or release is prohibited, limited, or regulated under any applicable Environmental Law. “Hazardous Material” includes any mixture or solution of the foregoing, and all derivatives or synthetic substitutes of the foregoing;

(p)

"Intellectual Property Rights" means all patents and patent applications, registered and unregistered trade or brand names, business names, domain names, domain name registrations and applications, trade-marks, trade-mark registrations and applications, uniform resource locators (URLs), copyrights, drawings, logos, designs, trade secrets, restrictive covenants, confidential information, processes, technology, registered user agreements, research data, inventions, instruction manuals, formulae and other industrial or intellectual property rights;

(q)	"Loan" means the loan of $150,000 from Pubco to Target, the proceeds of which will be sourced from the First Private Placement, all as more particularly described in Article 4, below;
(r)	"Liens" means all liens, mortgages, debentures, charges, hypothecations, pledges or other security interests or encumbrances of whatever kind;
(s)

"Loss(es)" means any and all liabilities, demands, claims, suits, actions, judgments, causes of action, assessments, damages, fines, fees, taxes, penalties, amounts paid in settlement, deficiencies, losses and expenses, including interest, expenses of investigation, court costs, fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment, such fees and expenses to include all fees and expenses, including fees and expenses of attorneys, incurred in connection with (i) the investigation, defense or settlement (or preparation of any of the foregoing) of any Third Party Claims; or (ii) asserting or disputing any rights under this Agreement against any party hereto or otherwise;

(t)	"Material" means, when used to qualify a matter or subject, that there is a substantial likelihood that a reasonable person would consider the matter to be important;
(u)	"Material Adverse Effect" means an adverse effect that is, or would be, singly or in the aggregate, Material;
(v)

"Net Proceeds" means the sum of $1,850,000, being the balance of the proceeds of the Second Private Placement after deducting the sum required for the repurchase of Wayne Weaver’s Pubco Shares pursuant to Section 7.12, below, to be held in escrow as contemplated in Section 8.2(b), below;

(w)	"New Directors" means Mark Klein, Stephen Hochberg, Steve Reimer and Michael J. Rosenthal;

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(x)	"Option Shares" has the meaning attributed in Section 2.2, below;
(y)	"OTCBB" means the over-the-counter Bulletin Board of the National Association of Securities Dealers;
(z)	"Pubco Options" has the meaning attributed in Section 2.1, below;
(aa)	"Pubco Share" means a common share in the share capital of Pubco, par value $0.001 per share;
(bb)	"Public Record" means the Electronic Data Gathering, Analysis and Retrieval public record known by the acronym “EDGAR” and maintained by the SEC at www.sec.gov;
(cc)	"Registration Statements" shall have the meaning attributed in Section 7.3, below;
(dd)	"SEC" means the United States Securities and Exchange Commission;
(ee)	"Second Private Placement" means the private placement of up to 2,321,428 Units in the capital of Pubco at a purchase price of at least $0.84 per Unit;
(ff)	"Stockholders" means all of Mage Capital LLC, Mark Klein, Geoffrey Dubey, Joshua Hermelin, Tamar Dessou Tzafrir, Idan Miller, Nimrod Mai, Larry Joffe, Roni Sapir-Haim, Ilan Kottler and Daniel Zerah;
(gg)	"Stock Split" shall have the meaning attributed to it in Section 7.11 hereof;
(hh)	"Target Options" shall have the meaning attributed to it in Section 2.1 hereof;
(ii)	"Target Share" means an issued and outstanding common share of Target, par value $0.001 per share;
(jj)	"Third Party Claim" shall have the meaning attributed to in Section 9.9 hereof;
(kk)	"Unit" means a unit in the capital of Pubco consisting of one Pubco Share and one-half of one Warrant; and
(ll)

"Warrant" means a share purchase warrant issued by Pubco as part of a Unit either (i) upon conversion of the Convertible Debentures or (i) in the Second Private Placement, each Warrant having a term of three years from the date of issue and an exercise price of $1.00.

1.2	Interpretation.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)	"this Agreement" means this Agreement and all Schedules attached hereto;

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(b)	any reference in this Agreement to a designated "Article", "Section", "Schedule" or other subdivision refers to the designated Article, Section, Schedule or other subdivision of this Agreement;
(c)	the words "herein" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement;
(d)

the word "including", when following any general statement, term or matter, is not to be construed to limit such general statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limited language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto but rather refers to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter;

(e)

any reference to a statute includes and, unless otherwise specified herein, is a reference to, such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which has the effect of supplementing or superseding such statute or such regulation;

(f)	any reference to "dollars" or "currency" is and shall be deemed to be a reference to U.S. currency unless otherwise expressly stated; and
(g)	words importing the masculine gender include the feminine or neuter gender and words in the singular include the plural, and vice versa.
1.3	Schedules.

The following are the Schedules to this Agreement, and are incorporated herein by reference:

Schedule "A":	List of all Target Assets, including Intellectual Property
Schedule "B":	Material Contracts of Target
Schedule "C":	Unaudited Financial Statements of Target
Schedule "D":	Form of Employment Agreement (Mark Klein)
Schedule "E":	Target Indebtedness
Schedule "F":	Pubco Indebtedness
Schedule "G":	Form of Promissory Note
Schedule "H"	Form of General Security Agreement
Schedule "I"	Form of Accredited Investor Questionnaire
Schedule "J"	List of Target Options
Schedule "K"	Form of Target’s 2005 Incentive Plan
Schedule "L"	Form of Target’s Stock Option Agreement

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ARTICLE 2

THE ACQUISITION

2.1	The Acquisition.

On the Closing Date and upon the terms and subject to the conditions of this Agreement, the Stockholders shall exchange with Pubco all of the Target Shares for an aggregate total of 18,000,000 Pubco Shares in the manner contemplated in Article 3 of this Agreement. In addition, Pubco shall assume such of the options to purchase Target Shares issued pursuant to Target’s 2005 Incentive Plan that are shown on Schedule “J” hereto that are still outstanding immediately prior to the Closing Date (the “Target Options”), which shall, upon assumption, become options to purchase Pubco Shares (“Pubco Options”).

2.2	No Registration of Pubco Shares.

None of the Pubco Shares or Pubco Options issued to the Stockholders or assumed by Pubco at closing, nor any of the Pubco Shares that might thereafter be issued upon exercise of any of the Pubco Options (“Option Shares”), shall at the time of Closing be registered or qualified under federal or state Blue Sky securities laws but rather shall be issued pursuant to an exemption therefrom. These Pubco Shares and Option Shares may not be offered or sold in the United States or to U.S. Persons except pursuant to an exemption from, or in a transaction not subject to, the 1933 Act and in each case only in accordance with applicable state securities laws. The Pubco Shares issued to the Stockholders at Closing and the Option Shares that may be issued from time to time thereafter will be subject to a one-year holding period or such other period as is required under applicable securities laws. All of such Pubco Shares and Option Shares issued to those Stockholders that are U.S. Persons (as defined in Regulation S, promulgated by the SEC under the 1933 Act) shall bear a legend worded substantially as follows:

"NONE OF THE SECURITIES HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD IN THE UNITED STATES OR, DIRECTLY OR INDIRECTLY, TO U.S. PERSONS (AS DEFINED HEREIN) EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS."

All of such Pubco Shares and Option Shares issued to those Stockholders that are not U.S. Persons (as defined in Regulation S, promulgated by the SEC under the 1933 Act) shall bear a legend worded substantially as follows:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT").

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NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT. "UNITED STATES" AND "U.S. PERSON" ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.

Pubco's transfer agent shall annotate its records to reflect the restrictions on transfer embodied in the legend set forth above. There shall be no requirement that Pubco register the Pubco Shares issued to the Stockholders at Closing or the Option Shares that might thereafter be issued under the 1933 Act or qualify any of these Pubco Shares or Option Shares under any state Blue Sky laws. The Stockholders will provide all representations and collateral agreements requested by Pubco as may be necessary to ensure that the issuance to them of Pubco Shares or Option Shares complies with the requirements of all applicable securities laws and regulations.

2.3	2005 Incentive Plan.

At the Closing, Skin Shoes will assign, and Pubco will assume:

(i)	Target’s 2005 Incentive Plan, which shall be substantially in the form attached hereto as Schedule “K”, and
(ii)	all of the Stock Option Agreements pursuant to which Target granted Target Options, which Stock Option Agreements shall all be substantially in the form attached hereto as Schedule “L”.
2.4	Tax and Accounting Consequences.

It is intended by the parties hereto that the Acquisition shall constitute a reorganization within the meaning of Section 368 of the Code. Each party has consulted with its own tax advisors and accountants with respect to the tax and accounting consequences, respectively, of the Acquisition.

Each of the parties shall:

(a)	keep its records and file in connection with its federal and state income tax returns all such information as may be required by Treas. Reg. Section 1.368-3;

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(b)	for federal and state income tax purposes report the share exchange as qualifying as a reorganization under Section 368(a)(1)(B) of the Code;
(c)	refrain from taking any position in connection with its federal or any state income tax liability that would be inconsistent with such qualification; and
(d)	comply with all the requirements of Section 368(a)(1)(B) applicable to such corporation.

ARTICLE 3.

CLOSING

3.1	Closing.

Subject to the satisfaction of the conditions precedent specified herein, the closing of the Acquisition (the “Closing”) shall occur on December __, 2005 or on such other date as all of the parties hereto mutually agree (the “Closing Date”). The Closing shall take place at the offices of Clark, Wilson, 800 - 885 West Georgia Street, Vancouver, B.C.

3.2	Deliveries by Target At The Closing:

At the Closing, Target shall deliver the following to Pubco:

(a)

copies of the resolutions or consents of the Board of Directors of Target approving this Agreement, the Acquisition and any other actions or transactions contemplated hereby, in form and substance reasonably satisfactory to Pubco;

(b)	a bring down certificate dated the Closing Date and signed by an officer or director of Target;
(c)	the Audited Financial Statements;
(d)	a good standing certificate for Target issued by the Secretary of State of the State of Delaware and dated not more than 10 days prior to the Closing Date; and
(e)	all such other documents and instruments as may reasonably be required to consummate the transactions provided for in this Agreement.
3.3	Deliveries By The Stockholders At the Closing:

At the Closing, the Stockholders shall deliver the following to Pubco:

(a)	originals of all of the certificates representing all of the Target Shares;
(b)

a properly executed stock power of attorney or similar stock transfer document from each Stockholder effective under Delaware law and transferring, in the aggregate, all of the Target Shares either in blank or in favour of Pubco;

(c)	a bring down certificate dated the Closing Date and signed by each Stockholder;

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(d)

all books, records and accounts of Target and any other information necessary for Pubco to operate and manage the business of Target and the assets owned by Target, provided that these items shall be deemed delivered if they are tendered at Target's office in Tel Aviv, Israel, on the Closing Date;

(e)	a Consent to Act as a member of the Board of Directors of Pubco from each of the New Directors;
(f)

any approvals and consents from third parties as may be required for Target to consummate the Acquisition and the other transactions contemplated by this Agreement including, by way of example and not in limitation, any necessary consents of the persons referred to in 5.2(r)(iii) of this Agreement; and

(g)	all such other documents and instruments as may reasonably be required to consummate the transactions provided for in this Agreement.
3.4	Deliveries by Pubco To The Stockholders At The Closing:

At the Closing, Pubco shall deliver or cause to be delivered to the Stockholders the following:

(a)

copies of the resolutions or consents of the Board of Directors of Pubco approving this Agreement, the Acquisition and any other agreements, transactions or actions contemplated hereby and authorizing the issuance of the Pubco Shares, as fully paid and non-assessable Pubco Shares, to the Stockholders as contemplated in Section 3.4(b), below;

(b)

a copy of one or more treasury orders and irrevocable directions to Pubco’s transfer agent directing the transfer agent to issue certificates representing the number of Pubco Shares to each Stockholder as fully paid and non-assessable Pubco Shares, in the numbers set forth opposite their name in the table below:

NAME OF STOCKHOLDER	NUMBER OF PUBCO SHARES
Mage Capital LLC	360,000
Mark Klein	9,052,155
Geoffrey Dubey	2,846,700
Joshua Hermelin	3,093,300
Tamar Dessou Tzafrir	209,250
Idan Miller	83,700
Nimrod Mai	119,273

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Larry Joffe	544,050
Roni Sapir-Haim	355,725
Ilan Kottler	35,573
Daniel Zerah	355,725
Michael J. Rosenthal	900,000
(c)

a certified copy of a resolution of the Board of Directors of Pubco increasing the number of members of Pubco's Board of Directors to five (5) and electing the New Directors to the Board, effective upon Closing;

(d)	the written resignation of Gary Musil from all of his offices at Pubco (excluding his seat on the Board of Directors), effective upon Closing;
(e)	a bring down certificate dated the Closing Date and signed by an officer or director of Pubco;
(f)	a good standing certificate for Pubco issued by the Secretary of State of the State of Nevada and dated not more than 10 days prior to the Closing Date; and
(g)

such other documents as are required to be delivered prior to or on the Closing Date pursuant to this Agreement or as may reasonably be required to consummate the transactions provided for in this Agreement.

ARTICLE 4

PRE-CLOSING LOAN

Within two business days after delivery to Pubco of a fully executed original of this Agreement, Pubco shall make the Loan to Target. The Loan shall be evidenced by a promissory note in the form attached hereto as Schedule “G”, which shall specify that the Loan shall mature upon the earlier of (a) the Closing Date and (b) the date upon which this Agreement is terminated for any reason, and shall be secured by a first lien on all of the property of Target, which shall be evidenced by a General Security Agreement in the form attached hereto as Schedule “H” and perfected by the appropriate public record filings.

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ARTICLE 5

REPRESENTATIONS, WARRANTIES AND COVENANTS

OF THE STOCKHOLDERS

5.1	Representations and Warranties.

Each Stockholder represents and warrants, severally and not jointly, as follows with the intent that Pubco will rely thereon in entering into this Agreement and in closing the transactions contemplated hereby:

(a)	s/he is the sole beneficial and record owner of the number of Target Shares shown opposite his or her name below:

NAME OF SHAREHOLDER	NUMBER OF TARGET SHARES
Mage Capital LLC	2
Mark Klein	50.28975
Geoffrey Dubey	15.815
Joshua Hermelin	17.185
Tamar Dessou Tzafrir	1.1625
Idan Miller	0.465
Nimrod Mai	0.662625
Larry Joffe	3.0225
Roni Sapir-Haim	1.97625
Ilan Kottler	0.197625
Daniel Zerah	1.97625
Michael J. Rosenthal	5
(b)	his/her Target Shares are free and clear of all Liens;
(c)

except for this Agreement, no person, firm or corporation has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option to purchase or otherwise acquire any of his or her Target Shares;

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(d)

s/he has the full and absolute right, power and authority to enter into this Agreement, and this Agreement constitutes his or her legal, valid and binding obligation in accordance with its terms except as limited by laws of general application affecting the rights of creditors;

(e)

s/he does not have any specific information relating to Target which is not generally known and which, to his or her knowledge, has not been disclosed to Pubco and which if known could reasonably be expected to have a Material Adverse Effect on the value of the Target Shares;

(f)	there are no brokerage, finder's or similar fees paid or payable by him or her or on his or her behalf in connection with the transactions contemplated herein;
(g)	s/he is not aware of any fact which, if known to Target, would cause Target's representations and warranties herein to be untrue or incorrect;
(h)	s/he is not aware of any infringement by Target of any registered patent, trade-mark or copyright;
(i)

s/he (i) has adequate net worth and means of providing for his or her current financial needs and possible personal contingencies, (ii) has no need for liquidity in the Pubco Shares, and (iii) is able to bear the economic risks of an investment in the Pubco Shares for an indefinite period of time, and can afford the complete loss of such investment;

(j)

s/he is aware that an investment in Pubco is speculative and involves certain risks, including the possible loss of the investment, and s/he has carefully read and considered the matters set forth under the caption "Risk Factors" appearing in Pubco's most current reports filed with the SEC;

(k)

s/he is acquiring the Pubco Shares for his or her own account for investment purposes only and not for the account of any other person and not for distribution, assignment or resale to others, and no other person has a direct or indirect beneficial interest in his or her Target Shares or the Pubco Shares that will be issued to him or her pursuant to this Agreement, and s/he has not subdivided his or her interest in the Pubco Shares with any other person; and

(l)

s/he is not acquiring the Pubco Shares as a result of any form of general solicitation or general advertising including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

5.2	Representations and Warranties of Target

Target does hereby represent and warrant to Pubco with the intent that Pubco will rely thereon in entering into this Agreement and in closing the transactions contemplated hereby, that:

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(a)	Target is duly incorporated, validly existing and in good standing under the laws of the State of Delaware;
(b)	the authorized capital of Target consists of 1,000 Target Shares, of which 101 are issued and outstanding;
(c)	all of the issued and outstanding Target Shares are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights;
(d)	except as disclosed in this Agreement, no Target Shares are reserved for issuance;
(e)	all of the Stockholders are all of the Stockholders of Target;

(f)

except as contemplated by or disclosed in this Agreement, there are no outstanding or authorized securities, options, warrants, calls, rights, commitments, agreements, arrangements, convertible securities, rights to subscribe, conversion rights or other agreements, commitments or undertakings of any kind to which Target is a party or by which it is bound obligating Target to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of Target or obligating Target to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments to issue capital stock of Target. There are no voting trusts or any other agreements or understandings with respect to the voting of Target’s capital stock;

(g)	each of the Stockholders holds the number of Target Shares set forth opposite his or her name in Section 5.1(a), above;
(h)	Target has the power, authority and capacity to carry on its business as presently conducted by it;
(i)

the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Target, and this Agreement constitutes a legal, valid and binding obligation of Target in accordance with its terms except as limited by laws of general application affecting the rights of creditors;

(j)	Target is duly registered to carry on business in all jurisdictions in which Target carries on business except where the failure to so register would not have a Material Adverse Effect on Target;
(k)	all alterations to the constating documents of Target since its incorporation have been duly effected in accordance with the laws of the State of Delaware;
(l)

the corporate records of Target, as required to be maintained by it under its statute of incorporation and constating documents, are accurate, complete and up-to-date in all material respects and all material transactions of Target have been promptly

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and properly recorded in its books or filed with its records; Target is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws in any respect;

(m)	the directors and officers of Target at the date of this Agreement are as follows:
Name	Position
Mark Klein	Director, President, Vice President and Secretary
Stephen Hochberg	Director
Steve Reimer	Director
Michael J. Rosenthal	Director
(n)

the corporate records of Target, as required to be maintained by it under its statute of incorporation and constating documents, are accurate, complete and up-to-date in all material respects and all material transactions of Target have been promptly and properly recorded in its books or filed with its records;

(o)

Schedule “A” contains a list of Target's assets, including a complete list of all Intellectual Property Rights owned by Target and all of Target's other assets that have a value of at least One Thousand Dollars (the "Assets"), and Target has good and marketable title thereto, and all Assets are free and clear of any Liens not previously disclosed in writing to Pubco;

(p)

Target holds all licences and permits required for the conduct in the ordinary course of its business as presently conducted by it (and as the same is currently intended to be conducted after the Closing Date), and all such licences and permits are in good standing and the conduct and uses of the same by Target are in compliance with all laws and other restrictions, rules, regulations and ordinances applicable to Target and its business, save and except for breaches which do not have a Material Adverse Effect on Target or its business;

(q)

with the exception of this Agreement, no party has any agreement, security, right or option, consensual or arising by law, present or future, contingent or absolute, or capable of becoming an agreement, right or option:

(i)

to require Target to issue or allot any further or other shares in its capital or any other security convertible or exchangeable into shares in its capital or to convert or exchange any securities into or for shares in the capital of Target;

(ii)	to require Target to purchase, redeem or otherwise acquire any of the issued and outstanding shares in its capital; or

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(iii)	to purchase or otherwise acquire any Target Shares or any other security in the capital of Target;
(r)	the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof will not:
(i)	conflict with or result in a breach of or violate any of the terms, conditions, or provisions of the constating documents of Target;
(ii)

conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which Target is subject, or constitute or result in a default by Target under any agreement, contract or commitment to which Target is a party;

(iii)

give to any person any remedy, cause of action, right of termination, cancellation or acceleration in or with respect to any understanding, agreement, contract, or commitment, written, oral or implied, to which Target is a party;

(iv)

give to any government or governmental authority, including any governmental department, commission, bureau, board, or administrative agency, any right of termination, cancellation, or suspension of, or constitute a breach of or result in a default under any permit, license, control, or authority issued to Target and which is necessary or desirable in connection with the conduct and operation of the business currently conducted by Target;

(v)

constitute a default by Target or an event which, with the giving of notice or lapse of time or both, might constitute an event of default or non-observance under any agreement, contract, indenture or other instrument relating to any indebtedness of Target which would give any party the right to accelerate the maturity for the payment of any amount payable under that agreement, contract, indenture, or other instrument;

(s)

The outstanding indebtedness of Target and any liabilities of any nature of Target is as set forth on Schedule “E” hereto. Except as set forth on Schedule “E” hereto or as set forth in this Agreement, there are no outstanding contractual obligations, commitments, understandings or arrangements of Target to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Target;

(t)

the business of Target as currently carried on by it complies with all applicable laws, judgments, decrees, orders, injunctions, rules, statutes and regulations of all courts, arbitrators or governmental authorities, except where the failure to comply would not have a Material Adverse Effect on Target;

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(u)	other than this Agreement, and except as disclosed in Schedule “B” hereto, Target does not have:
(i)	any material contract, agreement, undertaking or arrangement, whether oral, written or implied, which cannot be terminated on not more than thirty (30) days' notice, without penalty, or
(ii)

any outstanding material agreements, contracts or commitments (whether written or oral) whatsoever relating to or affecting the conduct of its business as currently carried on, or any of its assets, or for the purchase, sale or lease of its assets;

(v)

there are no management contracts or consulting contracts to which Target is a party or by which either is bound, and no amount is payable or has been agreed to be paid by Target to any persons as remuneration, pension, bonus, share of profits or other similar benefit and no director, officer or member, or former director, officer or member, of Target, nor any associate or affiliate of any such person, has any claim of any nature against, or is indebted to, Target;

(w)

there are no actions, suits, judgments, investigations or proceedings outstanding or pending, or to Target’s knowledge and without independent inquiry, threatened against, involving or affecting Target, or its business, assets or property, at law or in equity, before or by any domestic or foreign:

(i)	court,
(ii)	federal, provincial, state, municipal or other governmental authority, or
(iii)	department, commission, board, tribunal, bureau or agency;
(x)	Target is not:
(i)

in breach of any of the terms, covenants, conditions, or provisions of, or in default under, and has not done or omitted to do anything which, with the giving of notice or lapse of time or both, would constitute a breach of or a default under any contract to which it is a party (including, by way of example and not in limitation, any contract disclosed in Schedule “A”);

(ii)	in violation of, nor are any present uses by Target of any of its assets in violation of or contravention of, any applicable law, statute, order, rule or regulation;
(iii)

in breach or default under any judgment, injunction or other order or aware of any judicial, administration, governmental, or other authority or arbitrator by which Target is bound or to which Target or any of its assets are subject;

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(y)	Target has not guaranteed, or agreed to guarantee, any indebtedness or other obligation of any party;
(z)

The books and records of Target, which were made available for inspection to Pubco, its accountants and attorneys pursuant to this Agreement, are the complete books and records of Target and correctly and fairly reflect the underlying facts and transactions in all material respects;

(aa)	Target has no employees except for Mark Klein and Kobi Levy (the "Employees") and it has no consultants;
(bb)

Target has not failed to comply in any material respect with all applicable federal, state, and local laws, rules, and regulations relating to employment or employment termination, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees, which failure has had or could reasonably be expected to have (either individually or in the aggregate) a Material Adverse Effect;

(cc)

there are no labor controversies pending or threatened between Target and any of its Employees or former employees or any labor union or other collective bargaining unit representing any of such employees;

(dd)	Target has not ever entered into a collective bargaining agreement or other labor union contract relating to its business or applicable to the Employees;
(ee)	there are no written employment or separation agreements, or oral employment or separation agreements between Target and any of the Employees;
(ff)	no employee has any accrued benefits (including vacation, paid time off, sick leave and similar entitlements);
(gg)

Target owns, without restriction, all of the Intellectual Property Rights included in the Assets used in the conduct of its business as currently conducted or as Target (or, post-closing, Pubco) currently proposes to conduct its business, without any conflict with or infringement of the rights of others;

(hh)	Target is not aware of any infringement by Target of any patent, trade-mark or copyright;
(ii)

Neither Target nor any of its employees, agents or representatives has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using Target’s funds or made any payments from Target’s funds to governmental officials for improper purposes or made any illegal payments from Target’s funds to obtain or retain business;

(jj)	Environmental Matters.

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(i)

To the knowledge of Target, after due investigation, there has been no material failure by Target to comply with all applicable requirements of Environmental Laws relating to Target, Target’s operations, and Target’s manufacture, processing, distribution, use, treatment, generation, recycling, reuses, sale, storage, handling, transportation or disposal of any Hazardous Material and Target is not aware of any facts or circumstances which could materially impair such compliance with all applicable Environmental Laws;

(ii)	Target has not received notice from any governmental authority or any other person of any actual or alleged violation of any Environmental Laws, nor is any such notice anticipated;
(iii)

To the knowledge of Target, after due investigation, Environmental Laws do not require that any permits, licenses or similar authorizations to construct, occupy or operate any equipment or facilities used in the conduct of Target’s business.

(iv)

No Hazardous Materials are now located at Target’s business location, and, to the knowledge of Target, after due investigation, Target has not ever caused or permitted any Hazardous Materials to be generated, placed, stored, held, handled, located or used at Target’s business locations, except those which may lawfully be used, transported, stored, held, handled, generated or placed at the business locations in the conduct of Target’s business.

(v)

Target has not received any notices, whether from a governmental authority or some other third party, that Hazardous Material contamination exists at a business location or at any other location utilized by Target in the conduct of its business nor is Target aware of any circumstances that would give rise to an allegation of such contamination.

(vi)

To the knowledge of Target, after due investigation, no investigation, administrative order, consent order or agreement, litigation or settlement with respect to Hazardous Materials or Hazardous Materials contamination is proposed, threatened, anticipated, pending or otherwise in existence with respect to the business locations or with respect to any other site controlled or utilized by Target in the operation of its business. To the knowledge of Target, after due investigation, no Target business location is currently on, and has never been on, any federal or state “Superfund” or “Superlien” list.

(kk)	Target does not own any capital stock or have any interest in any corporation, partnership, or other form of business organization;
(ll)	There are no disagreements of any kind presently existing, or reasonably anticipated by Target to arise, between the accountants and lawyers formerly or

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presently employed by Target and Target is current with respect to any fees owed to its accountants and lawyers with the exception of fees owed to Kirkpatrick & Lockhart Nicholson Graham LLP in connection with the Acquisition;

(mm)

Other than certain fees and Target Options owed to Shy Kurtz by Target as a finder’s fee, there are no brokerage, finder's or similar fees paid or payable by or on behalf of Target in connection with the transactions contemplated herein;

(nn)

Target represents and warrants that it has always been and presently is in full compliance with all applicable laws and regulations of the United States of America and any country in which it conducts business that prohibits unfair, fraudulent or corrupt business practices in the performance of business activities, including but not limited to the following prohibitions: (a) making any expenditures other than for lawful purposes or directly or indirectly offering, giving, promising to give or authorizing the payment or the gift of any money, or anything of value, to any entity or individual, while knowing or having reason to know that all or a portion of such money or thing of value will be given or promised, directly or indirectly, to any government official, official of an international organization, officer or employee of a foreign government or anyone acting in an official capacity for a foreign government, for the purpose of (x) influencing any action, inaction or decision of such official in a manner contrary to his or her position or creating an improper advantage; or (y) inducing such official to influence any government or instrumentality thereof to effect or influence any act or decision of such government or instrumentality; (b) conducting any activity or any failure to conduct any activity, if such action or inaction constitutes a money laundering crime, including any money laundering crime prohibited under the International Money Laundering Abatement and Anti-Terrorist Financing Act (“Patriot Act”) and any amendments or successors thereto; (c) disclosing, sublicensing or selling any of the information or rights to any person, or any government agency of any nation, if such disclosure, sublicense or sale would be regarded by any governmental agency or department of the United States as a breach of the Foreign Assets Control Regulations, 31 C.F.R. Section 500 et seq. (1988), or the Transaction Control Regulations, 31 C.F.R. Section 505 et seq. (1988); and

(oo)

The representations and warranties and statements of fact made by Target in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

5.3	Covenants of Target
(a)

Target shall cause its Auditors to audit the Financial Statements and any financial statements for any subsequent period as may be required by the SEC (collectively, the “Audited Financial Statements”) and to issue a report thereon on or before the Closing Date. Target shall provide a copy of the Audited Financial

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Statements and the Auditors’ report to Pubco at the Closing and shall assist Pubco in the timely completion and filing of a Form 8-K announcing the completion of the Acquisition.

5.4	Covenants of Target and the Stockholders.
(a)

Target and the Stockholders jointly and severally covenant with Pubco that both before and after the Closing Date, each of them shall execute and do all such further deeds, acts, things and give such assurances as may reasonably be required to consummate the transactions contemplated hereby and referenced herein.

(b)	Target shall carry on its business in the ordinary course consistent with past practice and in compliance with all applicable laws, regulations and rules of all governmental authorities;
(c)

Target and the Stockholders will give to Pubco and Pubco's counsel, accountants and other representatives full access, during normal business hours throughout the period prior to the time of Closing, to all of the properties, books, contracts, commitments and records of Target, and Target will furnish to counsel for Pubco during such period all such information as Pubco or counsel for Pubco may reasonably request subject to reasonable restrictions on disclosure, use and covenants of confidentiality imposed in advance by Target or Target's counsel; and

(d)	if and as required from time-to-time between the date of this Agreement and the Closing Date, the Stockholders and Target shall update any of the Schedules attached to this Agreement.
5.5	Negative Covenants of Target.

Target shall not, prior to the Closing Date, except with the prior written consent of Pubco (which consent will not be unreasonably withheld):

(a)	make or permit to be made any employment contracts or other arrangements;
(b)

make or assume or permit to be made or assumed any commitment, obligation or liability which is outside of the usual and ordinary course of the business of Target, and for the purpose of carrying on the same, but Target will operate its properties and carry on its businesses as heretofore and will maintain all of its properties, rights and assets in good standing, order, and repair;

(c)	declare or pay any dividends or make any other distributions or appropriations of profits or capital;
(d)	create or assume any indebtedness other than in the ordinary course of business or guarantee the obligations of any third party; or
(e)	sell or otherwise in any way alienate or dispose of or encumber any of its Assets.

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5.6	Securities Matters

Each Stockholder acknowledges that he must assure Pubco that the offer and sale of the Pubco Shares to him qualifies for an exemption from the registration requirements imposed by the 1933 Act and from applicable securities laws of any state of the United States. Each Stockholder agrees that he meets the criteria established in one or more of subsections 5.6(a), (b) or (c), below.

(a)

Accredited Investor, Section 4(2) of the 1933 Act and/or Rule 506 of Regulation D. The Stockholder qualifies as an “accredited investor”, as that term is defined in Rule 501 of Regulation D and he agrees that he will provide to Pubco prior to Closing a completed and signed accredited investor questionnaire in the form attached hereto as Schedule “I”.

(b)

Offshore Investor, Rule 903 of Regulation S. The Stockholder is not a U.S Person, as defined in Rule 901 of Regulation S promulgated under the 1933 Act, and the Stockholder, severally but not jointly, represents and warrants to Pubco that:

(i)

he is not acquiring the Pubco Shares as a result of, and he covenants that he will not engage in any "directed selling efforts" (as defined in Regulation S under the 1933 Act) in the United States in respect of the Pubco Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of the Pubco Shares;

(ii)	he is not acquiring the Pubco Shares for the account or benefit of, directly or indirectly, any U.S. Person;
(iii)	he is resident in Israel;
(iv)	the offer and the sale of the Pubco Shares to him as contemplated in this Agreement complies with or is exempt from the applicable securities legislation of Israel;
(v)	he is outside the United States when receiving and executing this Agreement and that he will be outside the United States when acquiring the Pubco Shares,

and he covenants with Pubco that:

(vi)

offers and sales of any of the Pubco Shares prior to the expiration of a period of one year after the date of original issuance of the Pubco Shares (the one year period hereinafter referred to as the “Distribution Compliance Period”) shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the 1933 Act or an exemption therefrom, and that all offers

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and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the 1933 Act or an exemption therefrom and in each case only in accordance with applicable state securities laws; and

(vii)	he will not engage in hedging transactions with respect to the Pubco Shares until after the expiration of the Distribution Compliance Period.
(c)

Non-Accredited Investor, Section 4(2) of the 1933 Act and/or Rule 506 of Regulation D. The Stockholder is not an accredited investor, nor is he able to qualify the offer and sale of the Pubco Shares for an exemption under Regulation S (Subsection 5.6(b), above), but he has, either alone or with his purchaser representative(s), such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in Pubco and the Pubco Shares and he will provide reasonable evidence of this knowledge and experience to Pubco prior to the Closing Date. In addition, the Stockholder will comply with any other reasonable requirements imposed by Pubco, and provide any other information reasonably requested by Pubco, in order to assure Pubco that the issuance of the Pubco Shares to him qualifies for an exemption from the registration requirements of the 1933 Act.

ARTICLE 6

REPRESENTATIONS, WARRANTIES AND COVENANTS

OF PUBCO

6.1	Representations and Warranties.

Pubco represents and warrants, as of the date of this Agreement and as of the Closing and with the intent that each of the Stockholders and Target will rely thereon in entering into this Agreement and in closing the transactions contemplated hereby, that:

(a)	Pubco is duly incorporated, validly existing and in good standing under the laws of the state of Nevada;
(b)	as of the date of this Agreement, the authorized capital of Pubco consists of 50,000,000 Pubco Shares, of which a total of 2,225,000 Pubco Shares are issued and outstanding;
(c)	all of the issued and outstanding Pubco Shares are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights;
(d)	Except as set forth above, no shares of capital stock or other equity securities of Pubco are issued, reserved for issuance or outstanding;
(e)

there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Pubco having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Stockholders of Pubco may vote;

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(f)

except as contemplated by or disclosed in this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements, convertible securities, rights to subscribe, conversion rights or other agreements, commitments or undertakings of any kind to which Pubco is a party or by which it is bound obligating Pubco to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of Pubco or obligating Pubco to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments to issue capital stock of Pubco. There are no voting trusts or any other agreements or understandings with respect to the voting of Pubco’s capital stock;

(g)

The outstanding indebtedness of Pubco and any liabilities of any nature of Pubco are as set forth on Schedule “F” hereto. Except as set forth on Schedule “F” hereto or as set forth in this Agreement, there are no outstanding contractual obligations, commitments, understandings or arrangements of Pubco to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Pubco;

(h)

except as contemplated by the terms of this Agreement, there are no agreements or arrangements pursuant to which Pubco is or could be required to register shares of its common stock or other securities under the 1933 Act, or other agreements or arrangements with any security holders of Pubco with respect to securities of Pubco;

(i)	any disclosure that Pubco has made in the Public Record with respect to the existence, nature or status of its business or operations was accurate at the time it was filed;
(j)

the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Pubco, and this Agreement constitutes the legal, valid and binding obligation of Pubco in accordance with its terms except as limited by laws of general application affecting the rights of creditors;

(k)	all alterations to the constating documents of Pubco since its incorporation have been duly effected in accordance with the laws of the state of Nevada;
(l)

the corporate records of Pubco, as required to be maintained by it under its statute of incorporation and constituent documents, are accurate, complete and up-to-date in all material respects and all material transactions of Pubco have been promptly and properly recorded in its books or filed with its records; Pubco is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws in any respect;

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(m)	the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof will not:
(i)	conflict with or result in a breach of or violate any of the terms, conditions, or provisions of the constating documents of Pubco;
(ii)

conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which Pubco is subject, or constitute or result in a default by Pubco under any agreement, contract or commitment to which Pubco is a party;

(iii)

give to any person any remedy, cause of action, right of termination, cancellation or acceleration in or with respect to any understanding, agreement, contract, or commitment, written, oral or implied, to which Pubco is a party;

(iv)

give to any government or governmental authority, including any governmental department, commission, bureau, board, or administrative agency, any right of termination, cancellation, or suspension of, or constitute a breach of or result in a default under, any permit, license, control, or authority issued to Pubco and which is necessary or desirable in connection with the conduct and operation of the business currently conducted by Pubco;

(v)

constitute an event of default by Pubco or an event which, with the giving of notice or lapse of time or both, might constitute an event of default or non-observance under any agreement, contract, indenture or other instrument relating to any indebtedness of Pubco which would give any party the right to accelerate the maturity for the payment of any amount payable under that agreement, contract, indenture, or other instrument;

so as to have a Material Adverse Effect on Pubco;

(n)	Pubco has no indebtedness or liability except for the matters listed on Schedule “F” hereto;
(o)

there are no actions, suits, judgments, investigations or proceedings outstanding or pending or, to Pubco’s knowledge without independent inquiry, threatened, against, involving or affecting Pubco, or its assets or property, at law or in equity, before or by any domestic or foreign:

(i)	court,
(ii)	federal, provincial, state, municipal or other governmental authority, or
(iii)	department, commission, board, tribunal, bureau or agency;

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(p)	Pubco is not:
(i)

a party to any contract; nor is Pubco a party to or bound by or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (a) the employment of any person; (b) collective bargaining with, or any representation of any employees by, any labor union or association; (c) the acquisition of services, supplies, equipment or other personal property; (d) the purchase or sale of real property; (e) distribution, agency or construction; (f) lease of real or personal property as lessor or lessee or sublessor or sublessee; (g) lending or advancing of funds; (h) borrowing of funds or receipt of credit; (i) incurring any obligation or liability; or (j) the sale of personal property.

(ii)	in violation of, nor are any present uses by Pubco of any of its assets in violation of or contravention of, any applicable law, statute, order, rule or regulation;
(iii)

in breach or default under any judgment, injunction or other order or aware of any judicial, administration, governmental, or other authority or arbitrator by which Pubco is bound or to which Pubco or any of its assets are subject;

(q)	Pubco is not aware of any infringement by Pubco of any registered patent, trade-mark or copyright; and
(r)	there are no brokerage, finder's or similar fees paid or payable by or on behalf of Pubco in connection with the transactions contemplated herein;
(s)

since June 30, 2005, the date of its most recent financial statements, and except as may have been disclosed in any filing with the SEC, there is not and has not been: (i) any material adverse change with respect to Pubco; (ii) any condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to Pubco; or (iii) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Pubco to consummate the transactions contemplated by this Agreement.

(t)

Pubco is not a party to any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) under which Pubco currently has an obligation to provide benefits to any current or former employee, officer or director of Pubco.

(u)

except as may be contemplated in this Agreement, Pubco is not a party to any written or oral employment agreement or separation agreement which could result in the payment to any current, former or future director or employee of Pubco of

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any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered;

(v)

Pubco does not have any (i) non-qualified deferred or incentive compensation or retirement plans or arrangements, (ii) qualified retirement plans or arrangements, (iii) other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements or (iv) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by Pubco;

(w)

Pubco has not filed any tax returns and, to its knowledge and without independent inquiry, it does not owe any taxes. No material claim for unpaid taxes has been made or become a lien against the property of Pubco or is being asserted against Pubco, no audit of any tax return of Pubco is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any taxes has been granted by Pubco and is currently in effect. As used herein, "taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "tax return" shall mean any return, report, or statement required to be filed with any governmental authority with respect to Taxes.

(x)	Pubco has not guaranteed, or agreed to guarantee, any indebtedness or other obligation of any party;
(y)

Pubco has not failed to comply in any respect with all applicable federal, state, and local laws, rules, and regulations relating to employment or employment termination, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees, which failure has had or could reasonably be expected to have (either individually or in the aggregate) a Material Adverse Effect;

(z)	no employee has any accrued benefits (including vacation, paid time off, sick leave and similar entitlements);
(aa)

Pubco has filed or furnished, as applicable, all reports, schedules, forms, information statements, certifications or other documents required to be filed or furnished by it under the 1933 Act and the Exchange Act, including pursuant to

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Section 13(a) or 15(d) thereof, for the two (2) years preceding the date hereof (or such shorter period as Pubco was required by law to file such material);

(bb)

Except as set forth in the reviewed financial statements of Pubco, including the notes thereto, which were included in the Form 10-QSB filed by Pubco for the quarter ended June 30, 2005, or as otherwise contemplated by or in this Agreement, including the Schedules to this Agreement, Pubco has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether required to be reflected on a balance sheet or other financial statement);

(cc)

Pubco’s audited financial statements for the year ended March 31, 2005 and Pubco’s interim financial statements for the quarter ended June 30, 2005 are (i) in accordance with the books and records of Pubco, (ii) correct and complete, (iii) fairly present the financial position and results of operations of Pubco as of the dates indicated, and (iv) prepared in accordance with U.S. GAAP [except that (x) unaudited financial statements may not be in accordance with U.S. GAAP because of the absence of footnotes normally contained therein, and (y) interim (unaudited) financial statements are subject to normal year-end audit adjustments];

(dd)	Pubco does not own or lease any real property;
(ee)

Neither Pubco nor any of its employees, agents or representatives has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using Pubco’s funds or made any payments from Pubco’s funds to governmental officials for improper purposes or made any illegal payments from Pubco’s funds to obtain or retain business;

(ff)	Environmental Matters.
(i)

To the knowledge of Pubco, after due investigation, there has been no material failure by Pubco to comply with all applicable requirements of Environmental Laws relating to Pubco, Pubco’s operations, and Pubco’s manufacture, processing, distribution, use, treatment, generation, recycling, reuses, sale, storage, handling, transportation or disposal of any Hazardous Material and Pubco is not aware of any facts or circumstances which could materially impair such compliance with all applicable Environmental Laws.

(ii)	Pubco has not received notice from any governmental authority or any other person of any actual or alleged violation of any Environmental Laws, nor is any such notice anticipated.
(iii)

To the knowledge of Pubco, after due investigation, Environmental Laws do not require that any permits, licenses or similar authorizations to construct, occupy or operate any equipment or facilities used in the conduct of Pubco’s business.

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(iv)

No Hazardous Materials are now located at Pubco’s office, and, to the knowledge of Pubco, after due investigation, Pubco has not ever caused or permitted any Hazardous Materials to be generated, placed, stored, held, handled, located or used at Pubco’s business locations, except those which may lawfully be used, transported, stored, held, handled, generated or placed at the business locations in the conduct of Pubco’s business.

(v)

Pubco has not received any notices, whether from a governmental authority or some other third party, that Hazardous Material contamination exists at a business location or at any other location utilized by Pubco in the conduct of its business nor is Pubco aware of any circumstances that would give rise to an allegation of such contamination.

(vi)

To the knowledge of Pubco, after due investigation, no investigation, administrative order, consent order or agreement, litigation or settlement with respect to Hazardous Materials or Hazardous Materials contamination is proposed, threatened, anticipated, pending or otherwise in existence with respect to the business locations or with respect to any other site controlled or utilized by Pubco in the operation of its business. To the knowledge of Pubco, after due investigation, no Pubco business location is currently on, and has never been on, any federal or state “Superfund” or “Superlien” list.

(gg)	Pubco has no insurance policies in effect;
(hh)

Pubco is in compliance in all material respects with all currently applicable rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC, and any other applicable foreign, federal, state and local laws and regulations. No claim has been filed against Pubco alleging a violation of any applicable law or regulation of any foreign, federal, state and local government or agency thereof. Pubco holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of any business of Pubco as may currently be conducted;

(ii)	Pubco has no business or operations located outside of the United States of America;
(jj)	Pubco does not own any capital stock or have any interest in any corporation, partnership, or other form of business organization;
(kk)

There are no disagreements of any kind presently existing, or reasonably anticipated by Pubco to arise, between the accountants and lawyers formerly or presently employed by Pubco and Pubco is current with respect to any fees owed to its accountants and lawyers except for fees owed to Clark Wilson LLP;

(ll)

Pubco represents and warrants that it has always been and presently is in full compliance with all applicable laws and regulations of the United States of America and any country in which it conducts business that prohibits unfair,

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fraudulent or corrupt business practices in the performance of business activities, including but not limited to the following prohibitions: (a) making any expenditures other than for lawful purposes or directly or indirectly offering, giving, promising to give or authorizing the payment or the gift of any money, or anything of value, to any entity or individual, while knowing or having reason to know that all or a portion of such money or thing of value will be given or promised, directly or indirectly, to any government official, official of an international organization, officer or employee of a foreign government or anyone acting in an official capacity for a foreign government, for the purpose of (x) influencing any action, inaction or decision of such official in a manner contrary to his or her position or creating an improper advantage; or (y) inducing such official to influence any government or instrumentality thereof to effect or influence any act or decision of such government or instrumentality; (b) conducting any activity or any failure to conduct any activity, if such action or inaction constitutes a money laundering crime, including any money laundering crime prohibited under the International Money Laundering Abatement and Anti-Terrorist Financing Act (“Patriot Act”) and any amendments or successors thereto; (c) disclosing, sublicensing or selling any of the information or rights to any person, or any government agency of any nation, if such disclosure, sublicense or sale would be regarded by any governmental agency or department of the United States as a breach of the Foreign Assets Control Regulations, 31 C.F.R. Section 500 et seq. (1988), or the Transaction Control Regulations, 31 C.F.R. Section 505 et seq. (1988); and

(mm)

The representations and warranties and statements of fact made by Pubco in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

6.2	Covenants of Pubco.

Pubco covenants with Target that:

(a)

both before and after the closing date it shall execute and do all such further deeds, acts, things and give such assurances as may reasonably be required to consummate the transactions contemplated hereby and referenced herein;

(b)

both before and after the Closing Date it shall use its best efforts to comply with the 1933 Act, the 1934 Act and all applicable rules and regulations promulgated thereunder by the SEC including, by way of example and not in limitation, Pubco’s effort to ensure that each of the Stockholders qualifies, at the time of Closing and with respect to any Pubco Shares or Pubco Options issued to them, for an exemption from the registration requirements of the 1933 Act;

(c)	prior to the Closing Date it shall not conduct any business that is out of the ordinary course and it shall not initiate any new operations;

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(d)

give to Target and Target’s counsel, accountants and other representatives full access, during normal business hours throughout the period prior to the time of Closing, to all of the properties, books, contracts, commitments and records of Pubco, and Pubco will furnish to counsel for Target during such period all such information as Target or counsel for Target may reasonably request, at Target’s expense, subject, in any event to reasonable restrictions on disclosure, use and covenants of confidentiality imposed in advance by Pubco or Pubco’s counsel; and

(e)	if and as required from time-to-time between the date of this Agreement and the Closing Date, update any of the Schedules attached to this Agreement.
6.3

Negative Covenants of Pubco. Pubco shall not, prior to the Closing Date, except with the prior written consent of Target (which consent will not be unreasonably withheld or delayed) or as is contemplated by the terms of this Agreement:

(a)	make or permit to be made any employment contracts or other employment arrangements;
(b)	make or assume or permit to be made or assumed any commitment, obligation or liability;
(c)	declare or pay any dividends or make any other distributions or appropriations of profits or capital;
(d)	create or assume any indebtedness or guarantee the obligations of any third party; or
(e)	sell or otherwise in any way alienate or dispose of or encumber any of its Assets.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1	Expenses.

All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

7.2	Agreement to Cooperate.

Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals and to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Acquisition (and, in such case, to proceed with the Acquisition as expeditiously as possible).

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7.3	Form 8-K and Form SB-2

Each of Target and the Stockholders shall provide all information to Pubco as is necessary for the preparation by Pubco of a Form 8-K announcing the completion of the Acquisition and a Form SB-2 registering all of the Pubco Shares (including those to be issued upon conversion of the Convertible Debenture and upon exercise of the Warrants) issued or to be issued by Pubco pursuant to the First Private Placement and the Second Private Placement (collectively, the “Registration Statements”). Each of Target and the Stockholders shall cooperate, at their own cost and expense, with Pubco in the completion and filing of the Registration Statements, provided that none of the Stockholders shall be responsible for any of the costs of preparing and filing the Registration Statements. Target and the Stockholders acknowledge that Pubco will be required to file the Form 8-K announcing the completion of the Acquisition within 4 days after the Closing Date and that Pubco will be required to file the Form SB-2 within 30 days after the Closing Date.

7.4	Public Statements By Pubco.
(a)	Pubco shall prepare and file with the SEC a Form 8-K announcing the execution of this Agreement and attaching a copy of this Agreement as an exhibit.
(b)

At Closing, Pubco shall issue such press release or announcement of the transactions contemplated by this Agreement as may be required by the reporting requirements of the 1934 Act, subject to the applicable requirements of Rules 135(a) and 135(c) under the 1933 Act, and such release or announcement will be reasonably satisfactory in form and substance to Target and its counsel. Except as otherwise provided in subsection 7.4(a), above, Pubco shall not issue any other press release or otherwise make public any information with respect to this Agreement or the transactions contemplated hereby, prior to the Closing, without the prior written consent of Target which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, if required by law, Pubco may issue such a press release or otherwise make public such information as long as Pubco notifies Target of such requirement and discusses with Target in good faith the contents of such disclosure.

7.5	Public Statements by Target or the Stockholders.

Neither of Target or the Stockholders shall have any right to publish any Publication either before or after the Closing Date.

7.6	Management Agreement

On the Closing Date but subject to completion of the transactions contemplated in this Agreement, Pubco shall enter into an employment agreement with Mark Klein in substantially the form, and subject to the terms, as set forth on Schedule “D” to this Agreement.

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7.7	Post-Closing Corporate Governance

At Closing, the Board of Directors of Pubco shall be increased to five (5) members and the New Directors will be appointed to the Board. Ten days prior to the Closing, Pubco shall file an Information Statement with the SEC, with a copy mailed to all of its Stockholders, in the form and otherwise as required by Rule 14f-1 promulgated under Regulation 14E of the SEC and the Securities Exchange Act of 1934, nominating the New Directors to the Board. On the later of the tenth day following the filing of the Information Statement with the SEC and the Closing, the New Directors shall take office. In the event of a vacancy caused by a resignation, the remaining directors shall be entitled to fill the vacancy by majority vote subject, in any event, to Pubco's constating documents.

7.8	Post-Closing Finance Issues

From and after the Closing, any expenditure by Pubco or Target in excess of $50,000 shall require the prior approval of one independent director of Pubco. The Board of Directors of Pubco shall revisit and reconsider this requirement on or after the second anniversary of the Closing Date.

7.9	Litigation.

From the date hereof through the Closing, each party hereto shall promptly notify the representative of the other parties of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or prospects of Target or Pubco.

7.10	Notice of Default.

From the date hereof through the Closing, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party’s representations or warranties herein.

7.11	Stock Split

Prior to Closing, Pubco intends to effect a stock split by way of a stock dividend to its stockholders as at a record date subsequent to the date of this Agreement (the “Stock Split”). The Stock Split shall result in Pubco having, immediately prior to Closing, after adjustment for the re-purchase from Wayne Weaver referred to in Section 7.12, below but without adjustment for the mandatory conversion of the Convertible Debenture or the Second Private Placement, 12,000,000 issued and outstanding Pubco Shares.

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7.12	Re-Purchase of Pubco Shares

Immediately prior to the Closing, Pubco shall re-purchase from Wayne Weaver, for the sum of $100,000, all 800,000 of his then issued and outstanding Pubco Shares.

ARTICLE 8

CONDITIONS

8.1	Conditions of Pubco.

The obligation of Pubco to consummate the transactions herein contemplated is subject to the fulfilment of each of the following conditions at the times stipulated:

(a)

the representations and warranties of Target and the Stockholders contained in Article 5 herein are true and correct in all respects at the time of the execution of this Agreement and at the Closing Date;

(b)

all covenants, agreements and obligations hereunder on the part of the Stockholders and Target to be performed or complied with at or prior to the Closing, including the respective obligations of the Stockholders and Target to deliver the documents and instruments herein provided for, shall have been performed and complied with at and as of the Closing;

(c)

all of the transactions contemplated by this Agreement shall have been approved, as required, by the Board of Directors and, if required, by any regulatory authorities having jurisdiction over the transactions contemplated by this Agreement;

(d)	on or before the Closing Date, each of Target and Pubco shall have received approval to this Agreement and the transactions contemplated herein from any third parties whose approval is required;
(e)	that Pubco has received the Audited Financial Statements;
(f)	that their has been no direct or indirect Material Adverse Effect to the assets of Target;
(g)	that Pubco and Mark Klein have entered into the employment agreement described in Section 7.6, above;
(h)

that Pubco has received a Consent to Act as a director of Pubco from each of Mark Klein, Stephen Hochberg, Steve Reimer and Michael J. Rosenthal, each agreeing to serve in the capacity contemplated by the terms of this Agreement;

(i)

that at the Closing and after accounting for the Pubco Shares to be issued in the mandatory conversion of the Convertible Debenture, the Pubco Shares to be re-purchased from Wayne Weaver, the Pubco Shares to be issued in the Stock Split, the Pubco Shares to be issued in the Second Private Placement and the Pubco

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Shares to be issued to the Stockholders at Closing, the capitalization of Pubco will be such that, on a fully diluted basis, the investors in the First Private Placement and the Second Private Placement will hold approximately 3,750,000 Pubco Shares, the Stockholders will hold approximately 18,000,000 Pubco Shares and the Stockholders of Pubco holding Pubco Shares as at the Delivery Date will hold approximately 12,000,000 Pubco Shares; and

(j)

that Pubco has received, at least five days before the Closing, and approved (which approval will not be unreasonably withheld) a copy of every material contract to which Target is a party or which will bind Target after the Closing Date.

8.2	Target and the Stockholders' Conditions.

The respective obligations of Target and the Stockholders to complete the transactions contemplated hereby are subject to the following conditions (which are for the exclusive benefit of Target and the Stockholders) having been satisfied or expressly waived in writing by Target and the Stockholders:

(a)	the representations and warranties of Pubco contained in Article 6 herein are true and correct in all respects;
(b)	that Pubco shall have completed the Second Private Placement and shall have placed the Net Proceeds in escrow with Clark Wilson LLP for release at Closing;
(c)	that Pubco and Mark Klein have entered into the employment agreement described in Section 7.6, above;
(d)

that at the Closing and after accounting for the Pubco Shares to be issued in the upon conversion of the Convertible Debenture, the Pubco Shares to be re-purchased from Wayne Weaver, the Pubco Shares to be issued in the Second Private Placement and the Pubco Shares to be issued to the Stockholders at Closing, the capitalization of Pubco will be such that, on a fully diluted basis, the investors in the First Private Placement and the Second Private Placement will hold approximately 3,750,000 Pubco Shares, the Stockholders will hold approximately 18,000,000 Pubco Shares and the Stockholders of Pubco as at the Delivery Date will hold approximately 12,000,000 Pubco Shares;

(e)	that Gary Musil has resigned, effective at completion of the Closing, from all of his offices at Pubco (except for his seat on the Board of Directors);
(f)	that Pubco has appointed, effective at completion of the Closing, Mark Klein as President and Chief Executive Officer of Pubco;
(g)	that Pubco has appointed, effective at completion of the Closing, the New Directors to the Board of Directors of Pubco; and

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(h)

all covenants, agreements and obligations hereunder on the part of Pubco to be performed or complied with at or prior to the Closing, including the obligation of Pubco to deliver the documents and instruments herein provided for, shall have been performed and complied with at and as of the Closing.

8.3	Waiver of Conditions.
(a)	The conditions set forth in Section 8.1 are for the exclusive benefit of Pubco and may be waived by Pubco in writing in whole or in part at any time.
(b)	The conditions set forth in Section 8.2 are for the exclusive benefit of Target and the Stockholders, and may be waived by Target and the Stockholders in writing in whole or in part at any time.

ARTICLE 9

SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND

AGREEMENTS; INDEMNIFICATION; PLEDGE PROVISIONS

9.1	Survival of Representations, Warranties, Covenants and Agreements.

Notwithstanding any right of Pubco (whether or not exercised) to investigate the affairs of Target or the Stockholders to investigate the affairs of Pubco, or a waiver by Pubco, Target or the Stockholders of any condition to Closing set forth in Article 8, each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement, except to the extent expressly waived in writing, or in any instrument delivered pursuant to this Agreement and, in addition, Pubco and the Stockholders shall have the indemnification rights set forth herein. Unless earlier terminated pursuant to Article 10, all of the representations, warranties, covenants and agreements of the parties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and continue until the first anniversary of the Closing Date.

9.2	Indemnification by the Stockholders

The Stockholders shall, for a period of one year from the earlier of the Closing Date or the date of termination of this Agreement, severally but not jointly, indemnify, defend and hold harmless each of Pubco and its respective officers, directors, subsidiaries, agents, affiliates, and employees from and against any and all Losses arising out of, directly or indirectly, any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by the Stockholders in Section 5.1(a) through (d) of this Agreement.

9.3	Indemnification by Target

Target shall, for a period of one year from the earlier of the Closing Date or the date of termination of this Agreement, indemnify, defend and hold harmless each of Pubco and its respective officers, directors, subsidiaries, agents, affiliates, and employees from and against any and all Losses arising out of, directly or indirectly, any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Target in this Agreement, the schedules hereto, or any certificate, instrument or

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document delivered by Target pursuant to this Agreement and any material liabilities of Target not included in the Financial Statements.

9.4	Indemnification by Pubco.

Pubco shall, for a period of one year after the earlier of the Closing Date or the date of termination of this Agreement, indemnify, defend and hold harmless each of the Stockholders and Target, and Target's officers, directors, subsidiaries, agents, affiliates and employees from and against any and all Losses arising out of, directly or indirectly, any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Pubco in this Agreement, the schedules to this Agreement or any certificate, instrument or document delivered by Pubco pursuant to this Agreement.

ARTICLE 10

TERMINATION, AMENDMENT AND WAIVER.

10.1	Termination.

This Agreement may be terminated at any time prior to the Closing Date:

(a)	by mutual consent of all of the Stockholders, Target and Pubco;
(b)

unilaterally by Target and all of the Stockholders if none of them is in breach of any material agreement, covenant or representation contained in this Agreement and Pubco fails to perform or breaches any material agreement, covenant or representation in this Agreement, and does not cure the failure in all material respects within fifteen (15) business days after the terminating parties deliver written notice of the alleged failure or if any condition to the obligations of that party is not satisfied (other than by reason of a breach by that party of its obligations hereunder), and it reasonably appears that the condition cannot be satisfied prior to December 31, 2005;

(c)

unilaterally by Pubco if Pubco is not in breach of any material agreement, covenants or representation contained in this Agreement and Target or any of the Stockholders fails to perform or breaches any material agreement, covenant or representation in this Agreement, and does not cure the failure in all material respects within fifteen (15) business days after the terminating party delivers written notice of the alleged failure or if any condition to the obligations of that party is not satisfied (other than by reason of a breach by that party of its obligations hereunder), and it reasonably appears that the condition cannot be satisfied prior to December 31, 2005; or

(d)	by either party if any material adverse effect has occurred with respect to the other party.
10.2	Effect of Termination.

Nothing in this Article 10 shall relieve any party from liability for any breach of this Agreement.

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10.3	Amendment.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law.

10.4	Waiver.

No consent or waiver, express or implied, by either party to or of any breach or default by the other party in the performance by the other of any obligation on its part hereunder will be deemed or construed to be a consent or waiver to or of any other breach or default of such obligation or a consent or waiver to or of any other obligation of that party.

ARTICLE 11

MISCELLANEOUS

11.1	Notices.

Any notice required or permitted to be given under this Agreement will be validly given if in writing and delivered, sent by facsimile transmission or telex or sent by electronic or prepaid registered mail, to the following addresses:

To Target or to the Stockholders:

Mark Klein

Skin Shoes, Inc.

Lipsky Street, #10, Suite 7

Tel Aviv, Israel 62195

Voice: (US Cell) 917 421-2934

Fax:	972-3-532-6524
e-mail:	Mark@Skinshoes.com

with a copy to:

Kirkpatrick & Lockhart Nicholson Graham LLP

10100 Santa Monica Boulevard, Seventh Floor

Los Angeles, CA 90067

Attention: Thomas J. Poletti, Esq.

Voice:	310-552-5045
Fax:	310-552-5001
e-mail:	TPoletti@KLNG.com

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To Pubco:

Logicom Inc.

Suite 600, 625 Howe Street

Vancouver, British Columbia

Canada V6C 2T6

Facsimile: (604) 683-1350

Attention: President

e-mail:	gmusil@telus.net

with a copy to:

Clark Wilson LLP

800-885 West Georgia Street

Vancouver, BC V6C 3H1

Attention: Ethan P. Minsky

Voice:	(604) 643-3151
Fax:	(604) 687-6314
e-mail:	epm@CWilson.com

or to such other address as any party may specify by notice in writing to the other parties. Any notice delivered on a business day will be deemed conclusively to have been effectively given on the date notice was delivered and any notice given by facsimile transmission will be deemed conclusively to have been given on the date of such transmission. Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the third business day after posting, but if at the time of posting or between the time of posting and the fifth business day thereafter there is a strike, lockout or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

11.2	Time.

Time shall be of the essence hereof.

11.3	Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior contracts, agreements and understandings between the parties. There are no representations warranties, collateral agreements or conditions affecting this transaction other than as are expressed or referred to herein in writing.

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11.4	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

11.5	Enurement.

This Agreement shall enure to the benefit of and be binding upon the respective heirs, successors and assigns of the parties hereto.

11.6	Headings.

The headings in this Agreement have been inserted for convenience only, and do not define, limit, alter or enlarge the meaning of any provision of this Agreement.

11.7	Schedules.

The Schedules to this Agreement are incorporated herein by this reference and all references to this Agreement shall include the Schedules. Wherever any term or condition, expressed or implied, in such schedules conflicts or is at variance with any term or condition contained in the body of this Agreement, the terms or conditions of the body of this Agreement shall prevail.

11.8	Severability.

If a provision of this Agreement is deemed to be wholly or partly invalid, this Agreement will be interpreted as if the invalid provision had not been a part thereof.

11.9	Separate Counsel.

Each party hereby expressly acknowledges that Clark Wilson LLP represents only Pubco and that Kirkpatrick & Lockhart Nicholson Graham LLP represents only Target. Each of the Stockholders acknowledges that he has been advised to seek his own separate legal counsel for advice with respect to this Agreement, and that no counsel to any party hereto has acted or is acting as counsel to any other party hereto in connection with this Agreement.

11.10	Counterparts.

This Agreement may be executed in one or more counterparts which, when so executed, by facsimile signature or otherwise, shall be read together and be construed as one agreement.

[The next page is the signature page]

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IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first set forth above.

SKIN SHOES INC. a Delaware corporation

By:	/s/ Mark Klein
Mark Klein
President

LOGICOM INC., a Nevada corporation

By:	/s/ Gary Musil
Gary Musil
President

MAGE CAPITAL LLC, a ____ limited liability company

By:	/s/ Stephen Hochberg
Stephen Hochberg
Managing Member

SIGNED by MARK KLEIN, as Stockholder, in the presence of: /s/ Joshn Hermelin John Hermelin Name Yismach Melech 5/1 David’s Village Jerusalem, Israel 94121 Address Self Employed Occupation	) ) ) ) ) ) ) ) ) ) )	./s/ Mark Klein MARK KLEIN

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SIGNED by GEOFFREY DUBEY, as Stockholder, in the presence of: /s/ Jean Dubey Jean Dubey Name 20965 NE 32nd Avenue Aventura, FL 33180 Address Musician Occupation	) ) ) ) ) ) ) ) ) ) )	/s/ Geoffrey Dubey GEOFFREY DUBEY

SIGNED by JOSHUA HERMELIN, as Stockholder, in the presence of: /s/ Miryam Hermelin Miryam Hermelin Name Yismach Melech 5/1 David’s Village Jerusalem, Israel 94121 Address Student Occupation	) ) ) ) ) ) ) ) ) ) )	/s/ Joshua Hermelin JOSHUA HERMELIN

SIGNED by TAMAR DESSOU TZAFRIR, as Stockholder, in the presence of: /s/ Eyal Dessou-Tzafrir Eyal Dessou-Tzafrir Name 729 Park Aenue Hoboken, NJ Address Real Estate Broker Occupation	) ) ) ) ) ) ) ) ) ) )	/s/ Tamar Dessou Tzafrir TAMAR DESSOU TZAFRIR

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SIGNED by IDAN MILLER, as Stockholder, in the presence of: /s/ Danny Trishman Danny Trishman Name Nordow 22 Tel Aviv, Israel Address Lawyer Occupation	) ) ) ) ) ) ) ) ) ) )	/s/ Idan Miller IDAN MILLER

SIGNED by NIMROD MAI, as Stockholder, in the presence of: /s/ Sharon Joffe-May Sharon Joffe-May Name 2 Shaz Street Address Graphic Animator Occupation	) ) ) ) ) ) ) ) ) ) )	/s/ Nimrod Mai NIMROD MAI

SIGNED by LARRY JOFFE, as Stockholder, in the presence of: /s/ Nadine Joffe Nadine Joffe Name 7 rue d’Ostende L-2271 Luxemburg Address Programmer Analyst Occupation	) ) ) ) ) ) ) ) ) ) )	/s/ Larry Joffe LARRY JOFFE

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SIGNED by RONI SAPIR-HAIM, as Stockholder, in the presence of: /s/ Daniel Zerah Daniel Zerah Name 51 Havradim Street Yehud, Israel Address Electronic Engineer Occupation	) ) ) ) ) ) ) ) ) ) )	/s/ Roni Sapir-Haim RONI SAPIR-HAIM

SIGNED by ILAN KOTLER, as Stockholder, in the presence of: /s/ Rachel Hanig Rachel Hanig Name 20 Harav-Kook Street Bat-Yam Israel Address Occupation	) ) ) ) ) ) ) ) ) ) )	/s/ Ilan Kotler ILAN KOTLER
SIGNED by DANIEL ZERAH, as Stockholder, in the presence of: /s/ Batia Zerah Batia Zerah Name HavradimStreet Yehud, Israel Address Computer Programmer Occupation	) ) ) ) ) ) ) ) ) ) )	/s/ Daniel Zerah DANIEL ZERAH

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SIGNED by MICHAEL J. ROSENTHAL, as Stockholder, in the presence of: /s/ Vivian Rosenthal Vivian Rosenthal Name 140 East 28th Apt. 50 New York, NY 10016 Address Architect Occupation	) ) ) ) ) ) ) ) ) ) )	/s/ Michael J. Rosenthal MICHAEL J. ROSENTHAL

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SCHEDULE "A"

LIST OF ALL TARGET ASSETS, INCLUDING INTELLECTUAL PROPERTY

Target applied on October 10, 2003 for a patent on its Modular Shoe System, U.S. Patent App. No. 10/683,246, and Target management responded to a first PTO Office Action for review on August 1, 2005. Target also filed International (PCT) Patent App. No. PCT/US04/433446 for its Modular Shoe System. The application was filed October 7, 2004, and an International Search Report should be issued in the next quarter. The 30 month deadline for national or regional entry is April 10, 2006. In addition, Target filed a trademark application with the USPTO for its mark "SKIBO," U.S. Serial No. 78/535,239, which application is pending for "shoes and footwear".

The content of Schedule "B" is hereby incorporated by this reference.

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SCHEDULE "B"

MATERIAL CONTRACTS OF TARGET

Design Services Agreement dated July ___, by and between Studio Dror Inc., with offices at 408 West 14th Street, New York, New York 10014 and the Target.

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SCHEDULE "C"

UNAUDITED FINANCIAL STATEMENTS OF TARGET

Unaudited Financial Statements

(attached)

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SCHEDULE "D"

FORM OF EMPLOYMENT AGREEMENT (MARK KLEIN)

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this ____ day of _____________ 2005, by and between Logicom Inc., a Nevada corporation (the “Company”), and Mark Klein, an individual (the “Executive”). Company or Executive are sometimes referred to herein as a “party,” or collectively, as the “parties”.

RECITALS

WHEREAS, Executive previously served as the President and Chief Executive Officer of Skin Shoes, Inc., a Delaware corporation (“Skins”);

WHEREAS, Skins is a party to that certain Share Exchange Agreement dated October ___, 2005 by and among the Company, Skins and all of the stockholders of Skins (the “Share Exchange Agreement);

WHEREAS, upon the closing of the transactions contemplated by the Share Exchange Agreement, Skins shall become a wholly-owned subsidiary of the Company; and

WHEREAS, pursuant to Sections 8.1(g) and 8.2(c) of the Share Exchange Agreement, the execution of this Agreement by and between the Company and Executive is a condition to the consummation of the transactions contemplated by the Share Exchange Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, it is hereby agreed by and between the parties hereto as follows:

1.	Employment and Duties

1.1          Employment. The Company hereby employs Executive as the President and Chief Executive Officer of the Company and Executive hereby accepts such employment as of the date hereof pursuant to the terms, covenants and conditions set forth herein. Executive shall report directly to the Board of Directors of the Company.

1.2          Duties. During the Term of this Agreement, Executive shall serve as the Company’s President and Chief Executive Officer, and, in such capacities, shall perform the duties and functions commensurate with such positions and such other duties and functions consistent with his status as a senior executive officer of the Company as may be assigned by the Company’s Board of Directors. Executive’s authority shall at all times be subject to the policies and directives of the Company’s Board of Directors.

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1.3          Relocation. Executive will relocate from Tel-Aviv, Israel with his family to the Greater New York Area to manage and run the business. The Company will pay up to $20,000.00 to cover moving and relocation expenses for Executive and his family.

1.4          Time and Efforts. Executive shall devote his best efforts, energies, skills and attention to the business and affairs of the Company. Executive shall also devote substantially all of his business time to his duties hereunder and shall, to the best of his ability, perform such duties in a manner that will faithfully and diligently further the business interests of the Company. Executive’s services shall be exclusive to the Company, but does not limit Executive’s right to be involved in other not-for-profit, civic or charitable activities, provided that such activities do not materially interfere with the providing of his services hereunder.

2.	Term

The term of employment under this Agreement shall be for a period of three (3) years commencing on the date hereof (the “Term”), unless terminated earlier pursuant to the provisions of Section 5 below.

3.	Compensation and Benefits

As the total consideration for Executive’s services rendered hereunder, Executive shall be entitled to the following:

3.1          Base Salary. Executive shall be paid an annual base salary of One Hundred Fifty Dollars ($150,000.00) per year (“Base Salary”)(or the equivalent of $2,884.61 per week) beginning on the date hereof and payable in regular installments in accordance with the customary payroll practices of the Company. The Base Salary shall be subject to all payroll and withholding deductions as required by law.

3.2          Annual Incentive Bonus. In addition to Base Salary, the Company and Executive shall also agree on an incentive bonus plan to be based on the annual volume and net profit of the Company. The bonus plan will be structured in such a way that the annual bonus could be an amount up to 50% of the Base Salary of Executive, based upon his performance for the preceding year as measured against certain targets and goals as mutually established by the parties. If Executive’s employment is terminated for any reason pursuant to the provisions of Section 5 below, then Executive shall not be entitled to receive any portion of the annual bonus for the year in which his employment is terminated.

3.3          Expenses. During employment, Executive is entitled to reimbursement for reasonable and necessary business expenses incurred by Executive in connection with the performance of Executive’s duties. Payments to Executive will be made upon presentation of itemized statements of such business expenses in such detail as the Company may reasonably require and pursuant to applicable Company policy.

3.4                        Vacation. Executive shall be entitled to receive four (4) weeks of paid vacation each year. Executive’s vacation shall be governed by the Company’s usual vacation policies, including the cap on accrual, applicable to all Company employees.

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3.5                        Benefits. Executive shall be entitled to participate in and receive all benefits made available by the Company to its Executives, subject to and on a basis consistent with the terms, conditions, co-payments and overall administration of such plans and arrangements, including without limitation, medical, dental, vision, life and disability insurance plans and coverage, and any applicable 401k or other pension plans, to the extent they are provided.

4.            Participation in Stock Option Plan. Executive shall be entitled to participate in the Company’s 2005 Incentive Plan (the “Plan”), pursuant to the terms and conditions of the Plan and the Company’s standard Stock Option Agreement to be signed by Executive. Executive will be granted options at fair market value to be determined by the Company’s Board of Directors at the time of grant and in an amount and with a vesting schedule in accordance with his title and role as well as in relation to what other key executives are receiving in the Company will be granted.

5.	Termination

Executive’s employment shall terminate upon the happening of the following:

5.1                        Termination For Cause. The Company may terminate Executive’s employment for Cause if the Company determines that Cause exists. For purposes of this Agreement, “Cause” shall mean

(a)          An act of dishonesty, fraud, embezzlement, or misappropriation of funds or proprietary information in connection with the Executive’s responsibilities as an Executive;

(b)          Executive’s conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude;

(c)          Executive’s willful or gross misconduct in connection with his employment duties; or

(d)          Executive’s habitual failure or refusal to perform his employment duties under this Agreement, if such failure or refusal is not cured by Executive within ten (10) days after receiving written notice thereof from the Company.

5.2                        Termination Due to Disability or Death. Executive’s employment hereunder may be terminated by the Company as follows:

(a)          To the extent permitted by law, in the event that Executive has been unable to perform his duties under this Agreement due to injury or illness for an aggregate of 180 days (inclusive of weekends and holidays) within any 12-month period, or in the event Executive is unable to perform the essential functions of his job due to a physical or mental disability and after reasonable accommodation made by the Company, by providing Executive with written notice of termination.

(b)	Immediately upon the death of Executive.

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In cases of either death or disability, the Executive or his beneficiaries will be paid the Executive’s salary and shall receive benefits for the remainder of this Agreement and will be eligible for the full amount of his annual bonus for that calendar year. This clause is also applicable for termination without Cause.

5.3                        Effect of Termination. In the event that Executive’s employment is terminated pursuant to Section 5.1 above, or in the event that Executive voluntarily resigns:

(a)          The Company shall pay to Executive, or his representatives, on the date of termination of employment (the “Termination Date”) only that portion of the Base Salary provided in Section 3.1 that has been earned to the Termination Date, and any accrued but unpaid Vacation pay provided in Section 3.4, and any expense reimbursements due and owing to Executive as of the Termination Date; and

(b)          Executive shall not be entitled to (i) any other salary or compensation, (ii) any Bonus pursuant to Section 3.2, (iii) any further vesting of stock options pursuant to Section 4.2, nor (iv) any Benefits pursuant to Section 3.5, except for benefit continuation under COBRA or similar state or federal legislation.

6.	Confidentiality; Non-Solicitation; Non-Competition

6.1                        Confidentiality. Executive agrees that at all times during the Term and after termination of Executive’s employment with the Company, Executive will hold a fiduciary capacity for the benefit of the Company and will not use or disclose to any third party any trade secret, information, knowledge or data not generally known or available to the public which Executive may have learned, discovered, developed, conceived, originated or prepared during or as a result of Executive’s employment by the Company with respect to the operations, businesses, affairs, products, services, technology, intellectual properties, operations, customers, clients, policies, procedures, accounts, personnel, concepts, format, style, techniques or software of the Company (collectively “Confidential Information”). Executive agrees (a) to execute and deliver, as requested by the Company, reasonable confidentiality agreements with respect to the Confidential Information; (b) to comply with any and all procedures which the Company may adopt from time to time to preserve the confidentiality of the Confidential Information; (c) that the absence of any legend indicating the confidentiality of any materials will not give rise to an inference that the contents thereof or information derived there from are not confidential; and (d) that immediately following the termination of Executive’s employment with the Company, Executive will return to the Company all materials, except for Executive’s rolodex or personal phone book and other personal items provided to Executive by the Company during the Term hereof, all works created by Executive or others in the course of his or their employment duties during the term of Executive’s employment hereunder, and all copies thereof. Notwithstanding the foregoing, the limitations imposed on Executive pursuant to this Section 6.1 shall not apply to Executive’s (i) compliance with legal process or subpoena, or (ii) statements in response to inquiry from a court or regulatory body, provided that Executive gives the Company reasonable prior written notice of such process, subpoena or request.

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6.2                        Non-Solicitation. Executive agrees that at all times during the Term of this Agreement and for one (1) year after the termination of Executive’s employment with the Company, Executive shall not, directly or indirectly:

(a)          Solicit or attempt to solicit the business of any customer or client of the Company;

(b)          Induce or attempt to induce any client or customer of the Company to reduce its business with the Company; or

(c)          Induce or attempt to induce any employee of the Company to terminate his or her employment with the Company or attempt to hire any such person.

6.3	Non-Competition.

(a)          Employee agrees that he shall not in the United States, at any time during his employment by the Company and for a period of one (1) year after the date of termination of employment, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer or manager, licensor or in any capacity whatsoever engage in, become financially interested in, be employed by, render consulting services to, or have any connection with, any business which engages in the design, marketing, sale, license and/or distribution of casual or athletic footwear (the “Business”). Notwithstanding the foregoing, Employee may (i) own an equity interest in the Company, and (ii) own up to 1% of the securities in a corporation engaged in a business that competes with the Company, provided that such securities are listed on a national securities exchange or reported on The Nasdaq National Market.

(b)          Employee declares that the foregoing limitations are reasonable and necessary to protect the business of the Company and its affiliates. If any portion of the restrictions set forth in this Section 6.3 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected, but rather such court shall reform the provision deemed invalid so that it shall be as near to the terms of this Agreement as possible and still remain enforceable under applicable law.

7.	Notices.

All notices and other communications required or permitted under this Agreement, which are addressed as provided below (or otherwise provided in writing by the party to receive such notice) shall be delivered personally, or sent by certified or registered mail with postage prepaid, or sent by Federal Express or similar courier service with courier fees paid by the sender, and, in either case, shall be effective upon delivery.

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If to the Company:	Logicom Inc.

Lipsky Street #10

Suite 7

Tel-Aviv, Israel 62195

If to Executive:	Mark Klein

Lipsky Street #10

Suite 7

Tel-Aviv, Israel 62195

8.	Assignability.

This Agreement is personal in nature, and neither this Agreement nor any part of any obligation herein shall be assignable by Executive. The Company shall be entitled to assign this Agreement to any affiliate or successor of the Company that assumes the ownership or control of the business of the Company, and the Agreement shall inure to the benefit of any such successor or assign.

9.	Entire Agreement.

This Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof, and supersedes all prior oral and written agreements between the Company and Executive with respect to the subject matter hereof.

10.	Captions.

The Section captions herein are inserted only as a matter of convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provisions hereof.

11.	Waivers and Further Agreements.

Neither this Agreement nor any term or condition hereof may be waived or modified in whole or in part as against the Company or Executive except by a written instrument executed by or on behalf of the party to be charged therewith. Each of the parties agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement as stated herein.

12.	Amendments.

This Agreement may not be amended, nor shall any change, modification, consent or discharge be effected, except by a written instrument executed by or on behalf of the party against whom enforcement of any change, modification, consent or discharge is sought.

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13.	Applicable Law; Severability.

This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware, without regard or effect being given to that State’s choice of law or conflict of law provisions. If any provision of this Agreement shall be held to be illegal, invalid, or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability or any other provision of this Agreement.

14.	No Conflicting Obligations.

Executive represents and warrants to the Company that he is not now under any obligation to any person other than the Company, which would prevent Executive’s performance of any of the covenants or duties hereinabove set forth, and that Executive is not subject to any restrictive covenant, restraint, or agreement as a result of any employment with a prior employer.

15.	Resolution of Disputes – Binding Arbitration.

Pursuant to the Federal Arbitration Act and applicable state law, the parties mutually agree that all disputes arising out of or relating to this Agreement and the matters covered herein shall be decided by final and binding arbitration pursuant to the American Arbitration Association Rules and Procedures for Employment Disputes in effect at the time. Among the disputes that must be submitted to arbitration are those concerning the interpretation, enforcement or alleged breach of this Agreement, and the termination of Executive’s employment, as well as those based on state and/or federal civil rights and discrimination laws, and other state and/or federal statutes, torts, and public policies, regardless of whether such disputes are asserted against the Company or its related entities, employees or agents, or against the Executive. The arbitration shall be held in New York City. The decision or award of the Arbitrator shall be issued in writing pursuant to California law and shall be final and binding on all parties, subject only to such limited review as may be permitted or required by Delaware law. The prevailing party shall be entitled to recover all provable damages and other remedies that would otherwise be available at law or equity in a civil action, including costs and fees that may be awarded by any applicable statute. The Company shall pay for the administrative costs and expenses of the arbitration, including the costs of the arbitrator. Executive and the Company agree that the right to take limited discovery and the right to seek injunctive or other equitable relief in court prior to the arbitration shall be available to either party pursuant to applicable California law covering the arbitration of disputes, but the right to pursue a civil action or seek a jury trial is waived and shall not be available pursuant to this agreement to arbitrate all disputes.

[The next page is the signature page]

D/EPM/762545.9

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

COMPANY:

LOGICOM INC.

By:
Name:
Title:

EXECUTIVE:

MARK KLEIN

Name: Mark Klein

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SCHEDULE "E"

TARGET INDEBTEDNESS

Balance Sheet		Income Statements
Liabilities
Line of Credit	22,489.29	Operating Expenses
		Design &
Accounts Payable	130,843.62	Development	62,902.65

Loans Payable	71,402.16	G&A	152,731.96

Total Liabilities	224,735.07	Total Opeating	215,634.61

D/EPM/762545.9

SCHEDULE "F"

PUBCO'S OUTSTANDING INDEBTEDNESS

Logicom, Inc.

Summary of Outstanding Liabilities

at September 30, 2005

Accounting Services Inc.			$454.75 CDN
-	Contact: Gurdeep Phachu
-	Bookkeeping services
Amisano Hanson, CA			90.50 USD
-	Contact: Terry Amisano, CA
-	Audit & review services
CT Corporation			512.60 USD
-	Contact: Sheila McEvilly
-	Incorporation (Nevada) and Amendments, Resident Agents
Clark Wilson LLP		- July 1/05	1,395.02 CDN
		- Aug. 1/05	1,258.91 CDN
		- Sept. 1/05	12,857.16 CDN
		- Oct. 1/05	8,940.86 CDN
-	Contact: Bernard Pinsky, Ethan Minsky
-	Legal Services
The Excalibur Group AG			1,784.12 USD
-	Contact: Tom O'Connor		250.00 USD
-	Short Term Loans	Interest	83.06 USD
Nevada Agency & Trust Company			90.44 USD
-	Contact: Amanda Cardinalli, President
-	Transfer Agent & Trust Company Services

Note:	Some of the above creditors may accrue additional interest charges on unpaid invoices outstanding since July 1/05. Clark Wilson LLP has rendered a subsequent invoice dated October 1, 2005.

D/EPM/762545.9

SCHEDULE "G"

FORM OF PROMISSORY NOTE

THIS PROMISSORY NOTE IS SECURED BY A GENERAL SECURITY AGREEMENT DATED OF EVEN DATE AND FILED WITH THE SECRETARY OF STATE OF THE STATE OF DELAWARE

PROMISSORY NOTE

November 2, 2005

$150,000 U.S.

FOR VALUE RECEIVED, the undersigned (the “Borrower”) promises to pay to the order of LOGICOM INC., of Suite 600, 625 Howe Street, Vancouver, B.C. V6C 2T6 (the “Lender”) the principal sum of One Hundred Fifty Thousand ($150,000) Dollars in lawful currency of the United States (the “Principal Sum”), together with interest thereon as herein provided.

The Principal Sum or such amount as shall remain outstanding from time to time shall bear interest thereon, calculated and compounded semi-annually, not in advance, at a rate of five (5%) percent per annum both before and after each of maturity, default and judgment commencing on the day any portion of the Principal Sum is advanced by the Lender to the Borrower and shall be payable monthly in arrears, commencing on the 1st day of February, 2006. In the event of any partial repayments made on the Principal Sum, such payments shall be applied firstly towards accrued interest and then towards the Principal Sum.

The Principal Sum and all accrued but unpaid interest at the rate aforesaid will become due and payable on demand, provided that the Lender may not make demand until the earlier of the date of (a) completion of the transactions contemplated in the Share Exchange Agreement dated November 2, 2005, between the Lender, the Borrower and all of the stockholders of Borrower (the “Share Exchange Agreement”) or (b) the date of termination of the Share Exchange Agreement for any reason.

Extension of time of payment of all or any part of the amount owing hereunder at any time or times and failure of the Lender to enforce any of its rights or remedies hereunder shall not release the Borrower from its obligations hereunder or constitute a waiver of the rights of the Lender to enforce any rights and remedies therein.

On default in payment of any sum due hereunder for the Principal Sum or interest or after 5 days’ notice of Default to the Borrower upon the occurrence of an Event of Default as defined in the General Security Agreement dated November 2, 2005 entered into between the Borrower and the Lender to secure repayment of this note, or any amendments thereto, the unpaid balance of the Principal Sum and all accrued interest thereon shall at the option of the Lender forthwith become due and payable.

This Promissory Note shall be governed by the laws of the State of Nevada.

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The undersigned, when not in default hereunder, will have the privilege of prepaying in whole or in part the Principal Sum and accrued interest without bonus or penalty.

Presentment, protest, notice of protest and notice of dishonour are hereby waived.

SKIN SHOES, INC.

Per:

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SCHEDULE "H"

FORM OF GENERAL SECURITY AGREEMENT

THIS SECURITY AGREEMENT AND ASSIGNMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS AND COVERS PROCEEDS OF COLLATERAL

SECURITY AGREEMENT

AND ASSIGNMENT

THIS SECURITY AGREEMENT AND ASSIGNMENT (this "Agreement") is made this 2nd day of November, 2005 by SKIN SHOES, INC., (the "Borrower") in favor of LOGICOM INC. (the "Secured Party").

W I T N E S S E T H:

A.           WHEREAS, the Borrower, the Secured Party and all of the Stockholders of the Borrower (the “Stockholders”) are all parties to a share exchange agreement dated November 2, 2005 (the “Share Exchange Agreement”) pursuant to which the Secured Party will acquire all of the issued and outstanding shares of the Borrower from the Stockholders;

B.           WHEREAS, the Share Exchange Agreement requires that the Secured Party lend to the Borrower the sum of $150,000 (the “Loan”) prior to the completion of the transactions contemplated in the Share Exchange Agreement (the “Closing”);

C.           WHEREAS, the Secured Party has made the Loan to the Borrower, as evidenced by a promissory note dated of even date with this Agreement (the “Note”) made by the Borrower in favor of the Secured Party;

D.           WHEREAS, the Share Exchange Agreement requires that Borrower grant to the Secured Party a security interest in all of its assets to secure its obligations under the Loan; and

E.            WHEREAS, the delivery of this Security Agreement and the grant of the security interests made herein constitutes a material part of the consideration to the Secured Party in agreeing to make the Loan;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1.	GRANT OF SECURITY.
1.1

To secure the performance and the prompt payment by Borrower of the Obligations (as hereinafter defined), the Borrower hereby grants to the Secured Party a continuing security interest in, and collaterally assigns to the Secured Party, all of the present and after acquired property of the Borrower (collectively, the "Collateral") including, by way of example and not in limitation:

D/EPM/762545.9

(a)

Patents. All of the Borrower's right, title and interest, whether now owned or hereafter acquired, in and to all issued patents and patent applications (including without limitation the patents and patent applications identified on Schedule I attached hereto and incorporated herein by reference) and including the right to recover for all past, present and future infringements thereof and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever of the Borrower accruing thereunder or pertaining thereto (collectively, the "Patents").

(b)

Trademarks. All of the Borrower's right, title and interest, whether now owned or hereafter acquired, in and to all trademarks, trade names, trade dress, domain names, service marks, trademark and service mark registrations, and applications for trademark or service mark registration and any renewals thereof, including all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto (including without limitation damages for past or future infringements thereof), the right to sue or otherwise recover for all past, present and future infringements thereof, all rights corresponding thereto throughout the world (but only such rights as now exist or may come to exist under applicable local law) and all other rights of any kind whatsoever of the Borrower accruing thereunder or pertaining thereto, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such trademark and service mark (collectively, the "Trademarks").

(c)

Copyrights. All of the Borrower's right, title and interest, whether now owned or hereafter acquired, in and to all copyrights and copyright applications, including the right to recover for all past, present and future infringements thereof and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever of the Borrower accruing thereunder or pertaining thereto (collectively, the "Copyrights").

(d)

Licenses. All license agreements regarding Patents, Trademarks or Copyrights with any other party, whether the Borrower is a licensor or licensee under any such license agreement, and the right to prepare for sale, sell and advertise for sale, all inventory now or hereafter owned by the Borrower and now or hereafter covered by such licenses (collectively, the "Licenses").

(e)	All equipment, inventory, improvements, fixtures, accessions, goods and other personal property of the Borrower.
(f)	All accounts of the Borrower.
(g)	All chattel paper of the Borrower.
(h)	All contract rights, choses in action, commercial tort claims and other general intangibles of the Borrower.

(i)	All instruments or documents of the Borrower.
(j)	All goods of the Borrower, together with parts, accessories, attachments and accessions, now or hereafter attached or pertaining thereto or used in connection therewith.
(k)	All securities, including partnership interests, owned by the Borrower.
(l)	This Security Agreement extends to all collateral of any kind which is the subject of this Agreement which the Borrower now has or may hereafter acquire.
(m)	This Security Agreement extends to all proceeds from any disposition or sale of the collateral.
2.	SECURITY FOR OBLIGATIONS.
2.1

The security interests granted under this Agreement (the "Security Interests") by the Borrower secure the payment of all Obligations of the Borrower. The term "Obligations" of the Borrower shall mean the prompt payment when due or within any applicable grace period, whether at stated maturity, by acceleration or otherwise and at all times thereafter of any and all obligations of the Borrower owed to the Secured Party under the Note irrespective of any change of the time, manner, or place of payment.

3.	COLLATERAL ASSIGNMENT.
3.1

In addition to, and not in limitation of, the grant of the Security Interests in the Patents, Trademarks, Copyrights and Licenses in Section 1 above, the Borrower hereby grants, assigns, transfers, conveys and sets over to the Secured Party, the Borrower's entire right, title and interest in and to the Patents, Trademarks, Copyrights and Licenses; provided, that such grant, assignment, transfer and conveyance shall become effective only at the election of the Secured Party after the occurrence of an Event of Default (as hereinafter defined) that is continuing at the time of such election and provided, further, that this authorization shall not extend to an Event of Default of the type contemplated in Section 10(b), below, if such Event of Default is caused by the Secured Party’s breach of the Share Exchange Agreement or by the Secured Party’s failure to satisfy any of the conditions contained in Section 8.2 of the Share Exchange Agreement. The Borrower hereby agrees that after the effectiveness of such grant, assignment, transfer and conveyance of any of the Patents, Trademarks, Copyrights and License, the use by the Secured Party of any of such Patents, Trademarks, Copyrights and Licenses shall be without any liability for royalties or other related charges from the Secured Party to the Borrower.

3.2

The Borrower has executed in blank and delivered to the Secured Party an assignment of the Licenses and federally registered Patents, Trademarks and Copyrights (the "IP Assignment") owned by it in the form of Schedule II hereto. The Borrower hereby authorizes the Secured Party to complete as Assignee and record with the United States Patent and Trademark Office (the "Patent and Trademark Office") and the United States Copyright Office (the "Copyright Office") each IP Assignment upon the occurrence of an

Event of Default that is continuing at the time of filing; provided, however, that this authorization shall not extend to an Event of Default of the type contemplated in Section 10(b), below, if such Event of Default is caused by the Secured Party’s breach of the Share Exchange Agreement or by the Secured Party’s failure to satisfy any of the conditions contained in Section 8.2 of the Share Exchange Agreement.

4.	FURTHER ASSURANCES.
4.1

The Borrower agrees that from time to time, at the expense of the Borrower, the Borrower will promptly execute and deliver all further instruments and documents and take all further actions that may be necessary or desirable in the Secured Party’s reasonable determination, or that the Secured Party may reasonably request, in order to (i) continue, perfect and protect any Security Interest granted or purported to be granted hereby, and (ii) enable the Secured Party, for the benefit of the Secured Party, to exercise and enforce its rights and remedies hereunder with respect to any part of the Collateral. Without limiting the generality of the foregoing, the Borrower will execute and file (with the appropriate governmental offices, authorities, agencies and regulatory bodies in the United States) such supplements to this Agreement and such financing or continuation statements, or amendments thereto, and such other instruments or notices, including executed IP Assignments, with the Patent and Trademark Office and the Copyright Office, as may be necessary or desirable, or as the Secured Party may reasonably request, in order to perfect and preserve the security interests granted hereby.

4.2

The Borrower hereby authorizes the Secured Party to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Borrower. A carbon, photographic or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

4.3

The Borrower will furnish to the Secured Party, from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Secured Party may reasonably request, all in reasonable detail.

4.4

The Borrower agrees that should it have or obtain an ownership interest in any patent or patent application that is not now identified on Schedule I, or any trademark or trademark application or any copyright or copyright application or any license agreement in respect of any patent, trademark or copyright not currently held or owned by Borrower: (i) the provisions of this Agreement shall automatically apply to such item, and such item shall automatically become part of the Collateral; (ii) the Borrower shall, within 30 days after acquiring or becoming aware of such ownership interest, (A) give written notice thereof to the Secured Party, (B) with respect to Trademarks and Patents, cause such Trademarks and Patents to be properly registered with the Patent and Trademark Office, (C) with respect to Copyrights, cause such Copyrights to be registered with the Copyright Office, and (D) file all documents that are known by the Borrower to be necessary or that the Secured Party reasonably request in order to perfect the Security Interest of the Secured Party therein; provided, however, that so long as no Event of Default shall have occurred and be continuing, the registration obligations of the Borrower pursuant to subsections (ii)(B) and (ii)(C) of this Section 4.4 shall be limited to those that are consistent with the Borrower's business judgement and actual use of such Trademarks, Patents and Copyrights.

4.5

The Borrower agrees: (i) to take all necessary steps in any proceeding before the Patent and Trademark Office, the Copyright Office or in any court, to maintain and pursue each patent application now or hereafter included in the Collateral and to maintain each material patent, trademark or copyright now or hereafter included in the Collateral, including the filing of divisional, continuation, continuation-in-part and substitute applications, the filing of applications for reissue, renewal or extensions, the payment of maintenance fees, and the participation in interference, reexamination, opposition and cancellation proceedings; (ii) to take corresponding steps with respect to material unpatented inventions on which the Borrower is now or hereafter becomes entitled to seek protection; (iii) to bear any expenses incurred in connection with such activities; and (iv) not to abandon any right to file a material patent application, or abandon any material pending application with respect to any of the Collateral, without the prior written consent of the Secured Party; provided, however, that so long as no Event of Default shall have occurred and be continuing, the requirements of the Borrower pursuant to subsections (i) and (ii) of this Section 4.5 shall be governed by the Borrower's business judgement and actual use of such Trademarks, Patents and Copyrights.

4.6

The Borrower shall not do any act or omit to do any act whereby any of the Collateral may become dedicated or abandoned, except where such dedication or abandonment (i) will not materially adversely affect the business, condition (financial or otherwise), operations, performance, or properties of the Borrower and its subsidiaries taken as a whole, and (ii) is in the ordinary course of the Borrower's business. The Borrower agrees to notify the Secured Party promptly and in writing if it learns that any of the Collateral may become abandoned or dedicated or of any adverse determination or any development (including without limitation the institution of any proceeding in the Patent and Trademark Office, the Copyright Office, or any court) regarding any material part of the Collateral.

4.7

The Borrower agrees that in the event that any of the Collateral as to which it has granted the Security Interests is infringed or misappropriated by a third party, the Borrower shall promptly notify the Secured Party and shall take all reasonable steps to terminate the infringement or misappropriation, and take such other actions as the Borrower shall deem appropriate under the circumstances to protect such Collateral; provided, however, that so long as no Event of Default shall have occurred and be continuing, the termination of infringement or misappropriation obligations of the Borrower described in this sentence shall be limited to those that are consistent with the Borrower's business judgement and actual use of such Collateral. Any expense incurred in connection with such activities shall be borne by the Borrower.

4.8

The Borrower agrees (i) to maintain the quality of any and all products in connection with which the Collateral is used, consistent with the quality standards established by the Borrower for said products as of the date of determination, and (ii) to provide the Secured

Party, quarterly, with a certificate of an officer of the Borrower certifying the Borrower's compliance with this Section 4.

4.9	The Borrower shall mark its products as required by statute with the numbers of all appropriate Patents.
5.	GENERAL REPRESENTATIONS AND WARRANTIES.
5.1	The Borrower represents and warrants as follows:
(a)	It has the unqualified right to enter into this Agreement and to perform its terms and to grant all the rights, titles and interests granted herein.
(b)

No authorization, consent, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other person is required either (i) for the grant by the Borrower of the Security Interests granted hereby (excluding such licenses which, by their terms, required the consent of the licensor to assign the license but as to which the Borrower represents and warrants such consent has been made in writing, copies of which have been delivered to the Secured Party) or for the execution, delivery or performance of this Agreement by the Borrower, or (ii) for the perfection of or the exercise by the Secured Party of their rights and remedies hereunder in North America, except for the filing of this Agreement with the Patent and Trademark Office, the Copyright Office and the filings required by the Uniform Commercial Code of the State of Delaware, and except to the extent that the exercise of rights and remedies may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally or by general principles of equity.

(c)

The execution, delivery and performance by the Borrower of this Agreement does not and will not contravene any contractual restriction binding on or affecting the Borrower or any of its properties that has a reasonable likelihood of having a material adverse effect on Borrower or its assets.

(d)

This Agreement has been duly executed and delivered by the Borrower and is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally or by general equity principles.

(e)	To the best of the Borrower's knowledge and except as has previously been disclosed to the Secured Party in writing, the Collateral does not infringe any rights owned or possessed by any third party.
(f)	To the best of the Borrower's knowledge, there are no claims, judgments or settlements to be paid by the Borrower or pending claims or litigation relating to the Collateral.

(g)

Except as disclosed to the Secured Party in writing prior to the date of this Agreement, the Borrower has no knowledge of the existence of any right under any patent, trademark, license agreement, trade name, trade secret, know-how, confidential research, development and commercial information, or other proprietary information held by any other person that would preclude the Borrower from publishing, distributing, marketing, selling, or using any product currently made by it, being made for it or sold or used by it, imported by it or exported by it, as the case may be, or to use any processes currently used by it (except, in each case, to the extent that the Borrower has granted an exclusive license to another person), or materially interfere with the ability of the Borrower to carry on its business as currently carried on or as it is proposed to be carried on, and the Borrower has no knowledge of any claim to the contrary that is likely to be made.

(h)

It is the sole legal and beneficial owner of the Patents set forth opposite its name on Schedule I hereto, free and clear of any lien, security interest, option, charge, pledge, assignment (whether conditional or not), or any other encumbrance and no effective financing statement or other instrument similar in effect covering all or any part of such Collateral is on file in any recording office, except such as may have been filed in favor of the Secured Party.

6.	TRANSFERS AND OTHER LIENS.
6.1	The Borrower shall not:
(a)

sell, assign (except by operation of law) or otherwise dispose of any of, or grant any option with respect to, the Collateral or any interest in the Collateral, directly or indirectly, except as permitted by the Share Exchange Agreement; or

(b)

take any other action in connection with any of the Collateral that would impair the value of the interest or rights of the Borrower in the Collateral taken as a whole or that would impair the interest or rights of the Secured Party.

7.	SECURED PARTY APPOINTED ATTORNEY-IN-FACT.
7.1

Without limiting any other provision of this Agreement, upon the occurrence and during the continuance of an Event of Default, the Borrower hereby irrevocably appoints the Secured Party as the Borrower's attorney-in-fact, with full authority in the place and stead of the Borrower and in the name of the Borrower or otherwise, from time to time in the Secured Party’s discretion, to take any action and to execute any instrument that the Secured Party may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including without limitation:

(a)	to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(b)	to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (a) above;
(c)

to file any claims or take any action or institute any proceedings that the Secured Party may reasonably deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Secured Party, with respect to any of the Collateral; and

(d)	to execute, in connection with the sale provided for in Section 10 hereof, any endorsement, assignments, or other instruments of conveyance or transfer with respect to the Collateral.
8.	SECURED PARTY MAY PERFORM.
8.1

If the Borrower fails to perform any agreement contained herein, the Secured Party may itself perform, or cause performance of, such agreement, and the expenses of the Secured Party incurred in connection therewith shall be payable by the Borrower to the fullest extent permitted by applicable law.

8.2

The Secured Party or its designated representatives shall have the right to the extent reasonably requested and upon reasonable prior notice, at any reasonable time during normal business hours of the Borrower and from time to time, to inspect the Borrower's premises and to examine the Borrower's books, records and operations relating to the Collateral.

9.	THE SECURED PARTY'S DUTIES.

The powers conferred on the Secured Party hereunder are solely to protect the interest of the Secured Party in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder the Secured Party shall not have any duty as to any Collateral or as to the taking of any necessary steps to preserve rights against other parties or any other rights pertaining to any Collateral. The Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own similar property.

10.	DEFAULT

Time is of the essence in this Security Agreement and in any of the following events (each an “Event of Default”):

(a)

if default shall be made in the due and punctual payment of the principal or interest due under the Obligations when and as the same shall become due and payable, whether at maturity or by acceleration or otherwise and such default shall continue for ten (10) days after written notice of default is given;

(b)

if default shall be made in the performance or observance of or shall occur under any covenant, agreement or other provision of this Agreement, the Note or the Share Exchange Agreement or in any instrument or document delivered to the Secured Party in connection with or pursuant to this Agreement, the Note or the Share Exchange Agreement, or if any such instrument or document shall terminate or become void or unenforceable without the written consent of the Secured Party; and such default shall continue for thirty (30) days after written notice of default is given;

(c)

if default shall occur in the payment of any principal, interest or premium with respect to any indebtedness for borrowed money of the Borrower or under any agreement or instrument under or pursuant to which any such indebtedness may have been issued, created, assumed or guaranteed by the Borrower, and such default shall continue for more than the period of grace, if any, therein specified, or if any such indebtedness be declared due and payable prior to the stated maturity thereof; and such default shall continue for thirty (30) days after written notice of default is given;

(d)

if any representation or warranty or any other statement of fact herein or in any writing, certificate, report or statement at any time furnished to the Secured Party pursuant to or in connection with this Agreement or otherwise shall be intentionally false or misleading in any material respect;

(e)

if the Borrower shall admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency act; make an assignment for the benefit of its creditors, commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of a whole or any substantial part of its property; file a petition or answer seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States or any state;

(f)

if the Borrower shall be adjudged a bankrupt; or a court of competent jurisdiction shall enter an order, judgment or decree appointing a receiver, trustee, liquidator or conservator of the Borrower or of the whole or any substantial part of its properties or approve a petition filed against the Borrower seeking reorganization or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States or any state or if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of the Borrower or of the whole or any substantial part of its assets; or if there is commenced against the Borrower any proceeding for any of the foregoing relief or if a petition in bankruptcy is filed against the Borrower and such proceeding or petition remains undismissed for a period of thirty (30) days; or if the Borrower by any act indicates its consent to, approval of or acquiescence in any such proceeding or petition; or

(g)

if any judgment against the Borrower or any attachment or execution against any of its property for any amount in excess of $10,000.00 remains unpaid, unstayed or undismissed for a period of more than thirty (30) days.

Then and in any such events of default the entire amount of indebtedness secured hereby shall then or at any time thereafter, at the option of the Secured Party, become immediately due and payable without notice or demand, and the Secured Party shall have an immediate right to pursue the remedies set forth in this Security Agreement; provided, however, that the Secured Party shall refrain from pursuing any such remedies for a period of six months after the date of the Event of Default.

11.	REMEDIES UPON AN EVENT OF DEFAULT.
11.1	If an Event of Default shall have occurred and be continuing:
(a)

The Secured Party may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all of the rights and remedies of a secured party upon default under the Uniform Commercial Code as in effect in the State of Delaware (the "UCC") and also may (i) exercise any and all rights and remedies of the Borrower under, in connection with, or otherwise in respect of, such Collateral, including the completion and filing of the IP Assignment, (ii) require the Borrower to, and the Borrower hereby agrees that it will at its expense and upon request of the Secured Party forthwith, assemble all or part of the Collateral or the documents embodying such Collateral as directed by the Secured Party and make it available to the Secured Party, at a place to be designated by the Secured Party that is reasonably convenient to both the Secured Party and the Borrower, (iii) occupy any premises owned or leased by the Borrower where the Collateral or documents embodying the Collateral or any part thereof are assembled for a reasonable period in order to effectuate the Secured Party' rights and remedies hereunder or under applicable law, without obligation to the Borrower in respect of such occupation, (iv) license such Collateral or any part thereof, (v) with notice as specified below, sell such Collateral or any part thereof in one or more parcels at public or private sale, at any of the Secured Party' offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Secured Party may deem commercially reasonable, and (vi) without prior notice to the Borrower, direct any licensee of any Collateral to pay all royalties and other payments which may be or which may thereafter become payable to the Borrower directly to the Secured Party or any designee of the Secured Party, but the Secured Party shall give notice to the Borrower of any such direction no later than five (5) business days after giving any such direction. The Borrower agrees that at least ten (10) business days' notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Secured Party shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. The Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, with further notice to the Borrower, be made at the time and place to which it was so adjourned.

(b)

All payments received by the Borrower under or in connection with the Collateral shall be received in trust for the benefit of the Secured Party, shall be segregated from other funds of the Borrower and shall be immediately paid over to the Secured Party in the same form as so received (with any necessary endorsement).

(c)

All payments made under or in connection with or otherwise in respect of the Collateral, and all cash proceeds received by the Secured Party in respect of any sale of, collection from, or other realization upon all or any part of such Collateral may, in the discretion of the Secured Party, be held by the Secured Party, as collateral for, and then or at any time thereafter applied for the benefit of the Secured Party against all or any part of the Obligations. Any sale or other disposition of the Collateral and the possession thereof by the Secured Party shall be in compliance with all provisions of applicable law (including applicable provisions of the UCC).

12.	AMENDMENTS, ETC.

No amendment or waiver of any provision of this Agreement nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Secured Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

13.	CONTINUING SECURITY INTEREST.
13.1	This Agreement shall create a continuing Security Interest in the Collateral and shall remain in full force and effect until terminated in accordance with the provisions of Section 20 hereof.
13.2

Except as permitted hereby or by the Share Exchange Agreement or the Note, the Borrower shall not sell, lease, transfer or otherwise dispose of any item of Collateral during the term of this Agreement without the prior written consent of the Secured Party to such sale, lease, transfer or other disposition. Notwithstanding the foregoing, unless and until the occurrence of an Event of Default, the Secured Party hereby consents to the sale by Borrower of inventory in the ordinary course of Borrower’s business.

13.3

Upon the termination of this Agreement in accordance with Section 20 hereof, the Collateral shall be automatically released from the liens created hereby, all rights to the Collateral shall automatically revert to the Borrower, and this Agreement and all obligations of the Borrower hereunder shall terminate without delivery of any instrument or performance of any act by any party. Upon such termination of this Agreement, the Secured Party shall reassign and redeliver such Collateral then held by or for the Secured Party and execute and deliver to the Borrower, at the Borrower’s expense, such documents as Borrower shall reasonably request to evidence such termination.

14.	DEFINITIONS.

All terms used herein and not specifically defined shall be defined in accordance with the appropriate definitions appearing in the Share Exchange Agreement and the Note, and such definitions are hereby incorporated herein by reference and made a part hereof.

15.	ENTIRE AGREEMENT.

This Agreement, together with the Share Exchange Agreement and the Note, constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, inducements, commitments or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. Neither this Agreement nor any portion or provision hereof may be changed, altered, modified, supplemented, discharged, canceled, terminated, or amended orally or in any manner other than by an agreement, in writing signed by the parties hereto.

16.	FURTHER ASSURANCES.

The Borrower agrees at its own expense to do such further acts and things, and to execute and deliver such additional conveyances, assignments, financing statements, agreements and instruments, as the Secured Party may at any time reasonably request in connection with the administration or enforcement of this Agreement or related to the Collateral or any part thereof or in order better to assure and confirm unto the Secured Party their rights, powers and remedies hereunder.

17.	BINDING AGREEMENT; ASSIGNMENT.

This Agreement, and the terms, covenants, conditions, rights and remedies hereof, shall be binding upon and inure to the benefit of the parties hereto, and to their respective heirs, legal representatives, successors and assigns; provided, however, that the Borrower shall not be permitted to assign any of its rights, powers, duties or obligations under this Agreement or any interest herein or in the Collateral, or any part thereof, or otherwise pledge, encumber or grant any option with respect to the Collateral, or any part thereof, or any cash or property held by the Secured Party as Collateral under this Agreement.

18.	SEVERABILITY.

If any term or provision of this Agreement is or shall become illegal, invalid or unenforceable in any jurisdiction, all other terms and provisions of this Agreement shall remain legal, valid and enforceable in such jurisdiction and such illegal, invalid or unenforceable provision shall be legal, valid and enforceable in any other jurisdiction.

19.	COUNTERPARTS; FACSIMILE SIGNATURES.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

20.	TERMINATION.

This Agreement and all obligations of the Borrower hereunder shall terminate once the Obligations have been paid in full.

21.	NOTICES.

Any notice, request or consent required hereunder or in connection herewith shall be deemed satisfactorily given if in writing (including facsimile transmissions) and delivered by hand, U.S. mail (registered or certified mail) or recognized overnight courier to the parties at their respective addresses or fax number set forth in the Share Exchange Agreement or such other addresses or as may be given by any party to the others in writing.

22.	GOVERNING LAW.

This Agreement shall be governed as to its validity, interpretation and effect in accordance with the laws of the state of Nevada, except as required by mandatory provisions of law and except if the validity or perfection of the security interest hereunder, or remedies hereunder, in respect of any particular collateral are governed by the laws of a jurisdiction other than Nevada.

23.	WAIVER OF JURY TRIAL.

Borrower and Secured Party hereby waive trial by jury in any judicial proceeding to which they are parties involving, directly or indirectly, any matter (whether in tort, contract or otherwise) in any way arising out of, related to, or connected with this Agreement and the relationships established hereunder.

IN WITNESS WHEREOF, the parties have duly executed this Security Agreement and Assignment on the day and year first written above.

BORROWER:

SKIN SHOES, INC.

By

Mark Klein, President

SECURED PARTY:

LOGICOM INC.

By:

                Gary Musil, President

SCHEDULE I

Patents and Patent Applications

Country	Patent No.	Status

U.S. Patent A
pp. No. 10/683,246

International (PCT) Patent App. No. PCT/US04/33446

D/EPM/762545.9

EXHIBIT A

ASSIGNMENT OF PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

THIS ASSIGNMENT OF PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES (this "Agreement") is made as of this 1st day of November, 2005 by SKIN SHOES, INC. (the "Borrower") in favor of the LOGICOM INC. (the "Secured Party").

W I T N E S S E T H:

A.           WHEREAS, the Borrower, the Secured Party and all of the Stockholders of the Borrower (the “Stockholders”) are all parties to a share exchange agreement dated November 2, 2005 (the “Share Exchange Agreement”) pursuant to which the Secured Party will acquire all of the issued and outstanding shares of the Borrower from the Stockholders;

B.           WHEREAS, the Share Exchange Agreement requires that the Secured Party lend to the Borrower the sum of $150,000 (the “Loan”) prior to the completion of the transactions contemplated in the Share Exchange Agreement (the “Closing”);

C.           WHEREAS, the Secured Party has made the Loan to the Borrower, as evidenced by a promissory note dated of even date with this Agreement (the “Note”) made by the Borrower in favor of the Secured Party;

D.           WHEREAS the Secured Party requires that the Borrower collaterally assign to the Secured Party certain property as security for the repayment of the Note and performance of all of the obligations of the Borrower under the Note and a General Security Agreement of even date therewith.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Borrower does hereby assign, sell and transfer unto the Secured Party all right, title and interest in and to:

(a)

Patents. All of the Borrower's right, title and interest, whether now owned or hereafter acquired, in and to all issued patents and patent applications (including without limitation the patents and patent applications identified on Schedule I attached hereto and incorporated herein by reference) and including the right to recover for all past, present and future infringements thereof and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever of the Borrower accruing thereunder or pertaining thereto (collectively, the "Patents");

(b)

Trademarks. All of the Borrower's right, title and interest, whether now owned or hereafter acquired, in and to all trademarks, trade names, trade dress, domain names, service marks, trademark and service mark registrations, and applications for trademark or service mark registration and any renewals thereof, including all income, royalties, damages and payments now and hereafter due and/or payable

D/EPM/762545.9

with respect thereto (including without limitation damages for past or future infringements thereof), the right to sue or otherwise recover for all past, present and future infringements thereof, all rights corresponding thereto throughout the world (but only such rights as now exist or may come to exist under applicable local law) and all other rights of any kind whatsoever of the Borrower accruing thereunder or pertaining thereto, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such trademark and service mark (collectively, the "Trademarks");

(c)

Copyrights. All of the Borrower's right, title and interest, whether now owned or hereafter acquired, in and to all copyrights and copyright applications, including the right to recover for all past, present and future infringements thereof and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever of the Borrower accruing thereunder or pertaining thereto (collectively, the "Copyrights");

(d)

Licenses. All license agreements regarding Patents, Trademarks or Copyrights with any other party, whether the Borrower is a licensor or licensee under any such license agreement, and the right to prepare for sale, sell and advertise for sale, all inventory now or hereafter owned by the Borrower and now or hereafter covered by such licenses (collectively, the "Licenses"), together with (i) the registrations of and registration applications therefor, as applicable, (ii) the goodwill of the business symbolized by and associated with the Trademarks and the registrations thereof, (iii) the right to sue and recover for, and the right to profits or damages due or accrued arising out of or in connection with, any and all past, present or future infringements or dilution of or damage or injury to the Trademarks, Copyrights, Patents or the registrations thereof or such associated goodwill, and (iv) all rights of the Borrower to enforce all Licenses.

The Borrower hereby grants to the Secured Party, and notice is hereby given that the Borrower has granted to the Secured Party, a first priority security interest in the Collateral to secure the payment and performance in full of all of the obligations of the Borrower under the Notes.

This Assignment is made pursuant to and subject to the terms of the IP Security Agreement, which is deemed incorporated herein by this reference and shall constitute part of this Assignment as if fully set forth herein.

This Assignment is intended to and shall take effect as a sealed instrument at such time as the Secured Party shall complete this instrument by signing its acceptance of this Assignment below.

The parties agree to promptly execute and deliver all further instruments necessary or desirable to carry out the purposes of this Agreement.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. This Agreement,

D/EPM/762545.9

once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Assignment of Patents, Trademarks, Copyrights and Licenses on the day and year first written above.

BORROWER:

SKIN SHOES, INC.

By

Mark Klein, President

D/EPM/762545.9

SCHEDULE I

SCHEDULE I

Patents and Patent Applications

Country	Patent No.	Status

U.S. Patent A
pp. No. 10/683,246

International (PCT) Patent App. No. PCT/US04/33446

D/EPM/762545.9

SCHEDULE "I"

FORM OF ACCREDITED INVESTOR QUESTIONNAIRE

U.S. SECURITIES LAW QUESTIONNAIRE

This U.S. Securities Law Questionnaire is made by _________________ (“the “Subscriber”) in favour of Logicom, Inc. (the “Company“), a Nevada corporation, in connection with the subscription, by the Subscriber, for common shares or other securities in the capital of the Company.

The Subscriber covenants, represents and warrants to the Company that:

(a)	it is a U.S. Person as defined in Regulation “S” promulgated under the Securities Act of 1933 (the “Securities Act”);
(b)

it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the transactions detailed in the Agreement and it is able to bear the economic risk of loss arising from such transactions;

(c)

it is acquiring the Securities for investment only and not with a view to resale or distribution and, in particular, it has no intention to distribute either directly or indirectly any of the Securities in the United States or to U.S. Persons;

(d)	it acknowledges that the Company has not undertaken to register, and will have no obligation to register, any of the Securities under the Securities Act;
(e)

it understands that none of the Securities have been registered under the Securities Act and that the issuance contemplated hereby is being made in reliance on an exemption from such registration requirement;

(f)	it satisfies one or more of the categories indicated below (please check the appropriate box):
☐

Category 1         An organization described in Section 501(c)(3) of the United States Internal Revenue Code, a corporation, a Massachusetts or similar business trust or partnership, not formed for the specific purpose of acquiring the Securities, with total assets in excess of US $5,000,000;

☐	Category 2 A natural person whose individual net worth, or joint net worth with that person’s spouse, on the date of purchase exceeds US $1,000,000;

D/EPM/762545.9

☐

Category 3         A natural person who had an individual income in excess of US $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of US $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐

Category 4         A “bank” as defined under Section (3)(a)(2) of the Securities Act or savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act acting in its individual or fiduciary capacity; a broker dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934 (United States); an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 (United States) or a business development company as defined in Section 2(a)(48) of such Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958 (United States); a plan with total assets in excess of $5,000,000 established and maintained by a state, a political subdivision thereof, or an agency or instrumentality of a state or a political subdivision thereof, for the benefit of its employees; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 (United States) whose investment decisions are made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000, or, if a self-directed plan, whose investment decisions are made solely by persons that are accredited investors;

☐	Category 5 A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940 (United States);
☐	Category 6	A director or executive officer of the Company;
☐

Category 7         A trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Securities, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act; or

☐	Category 8 An entity in which all of the equity owners satisfy the requirements of one or more of the foregoing categories.

D/EPM/762545.9

(g)

it acknowledges that it is not acquiring the Securities as a result of any form of general solicitation or general advertising including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

(h)	it agrees that if it decides to offer, sell or otherwise transfer any of the Securities, it will not offer, sell or otherwise transfer any of such securities directly or indirectly, unless:
(i)	the sale is to the issuer of the Securities;
(ii)	the sale is made outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S under the Securities Act and in compliance with applicable local laws and regulations;
(iii)

the sale is made pursuant to the exemption from the registration requirements under the Securities Act provided by Rule 144 thereunder if available and in accordance with any applicable state securities or “Blue Sky” laws; or

(iv)

the Securities are sold in a transaction that does not require registration under the Securities Act or any applicable U.S. state laws and regulations governing the offer and sale of securities, and it has prior to such sale furnished to the Company an opinion of counsel reasonably satisfactory to the Company;

(i)

it understands and acknowledges that upon the issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Securities Act, applicable U.S. State laws and regulations, or any contract between the Subscriber and the Company, the certificates representing any of the Securities will bear such legends as may be required by law and/or by any such contract between the Subscriber and the Company; and

(j)

it consents to the Company making a notation on its records or giving instruction to the registrar and transfer agent of the Company in order to implement the restrictions on transfer set forth and described herein.

D/EPM/762545.9

IN WITNESS WHEREOF, the undersigned has executed this Questionnaire as of the ____ day of _________, 2005.

If a Corporation, Partnership or Other Entity:	If an Individual:

Print or Type Name of Entity	Signature

Signature of Authorized Signatory	Print or Type Name

Type of Entity	Social Security/Tax I.D. No.

D/EPM/762545.9

SCHEDULE "J"

LIST OF TARGET OPTIONS

1.	Steve Reimer - 1.25% - 421,875 shares vested over three years @ .80 a share
2	Steve Hochberg - 1.25% - 421,875 shares vested over three years @ .80 a share
3.	Mark Itzkowitz - 1.25% - 421,875 shares - vested over three years @ .80 a share
4.	Bill Priakos - 1.25% - 421,875 shares - vested over three years @ .80 a share
5.	Shy Kurtz - 1.25% - 421,875 shares - immediately vested @ .80 a share
6.	Future Pool - 3.75% - 1,265,625 shares held by management @ fair market value

Option Issuance Price - .80 a share unless otherwise noted

Total Percentage = 10%

Total Shares = 3,375,000

D/EPM/762545.9

SCHEDULE "K"

FORM OF TARGET’S 2005 INCENTIVE PLAN

SKIN SHOES, INC.

2005 INCENTIVE PLAN

ARTICLE I

PURPOSE AND ADOPTION OF THE PLAN

1.01.    Purpose. The purpose of the Skin Shoes, Inc. 2005 Incentive Plan (as amended from time to time, the "Plan") is to assist in attracting and retaining highly competent employees, directors and consultants to act as an incentive in motivating selected employees, directors and consultants of Skin Shoes, Inc. and its Subsidiaries to achieve long-term corporate objectives and to enable stock-based and cash-based incentive awards to qualify as performance-based compensation for purposes of the tax deduction limitations under Section 162(m) of the Code.

1.02.    Adoption and Term. The Plan has been approved by the Board to be effective as of October 26, 2005 and has been approved by the stockholders of the Company to be effective as of October 26, 2005. The Plan shall remain in effect until terminated by action of the Board; provided, however, that no Awards may be granted hereunder after the tenth anniversary of its initial effective date.

1.03     Share Exchange Transaction. The Company is a party to that certain Share Exchange Agreement dated ___________, 2005 by and between the Company and Logicom Inc., a Nevada corporation (“Logicom”), whereby Logicom shall assume the Plan and all Awards then in existence upon the closing of the transactions contemplated thereby (the “Share Exchange Transaction”). Upon the closing of the Share Exchange Transaction, the governing law reflected in Section 10.10 hereof shall change, with no further action by the Board or the stockholders of the Company or Logicom, to be governed by the laws of Nevada and construed in accordance therewith.

ARTICLE II

DEFINITIONS

For the purpose of this Plan, capitalized terms shall have the following meanings:

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2.01.    Award means any one or a combination of Non-Qualified Stock Options or Incentive Stock Options described in Article VI, Stock Appreciation Rights described in Article VI, Restricted Shares described in Article VII, Performance Awards described in Article VIII, Stock Units and other stock-based Awards described in Article IX, short-term cash incentive Awards described in Article X or any other Award made under the terms of the Plan.

2.02.    Award Agreement means a written agreement between the Company and a Participant or a written acknowledgment from the Company to a Participant specifically setting forth the terms and conditions of an Award granted under the Plan.

2.03.    Award Period means, with respect to an Award, the period of time, if any, set forth in the Award Agreement during which specified target performance goals must be achieved or other conditions set forth in the Award Agreement must be satisfied.

2.04.    Beneficiary means an individual, trust or estate who or which, by a written designation of the Participant filed with the Company, or if no such written designation is filed, by operation of law, succeeds to the rights and obligations of the Participant under the Plan and the Award Agreement upon the Participant's death.

2.05.	Board means the Board of Directors of the Company.

2.06.    Change in Control means, and shall be deemed to have occurred upon the occurrence of, any one of the following events, all of which shall exclude the closing of the Share Exchange Transaction and the transactions contemplated thereby:

(a)        The acquisition in one or more transactions, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than the Company, a Subsidiary or any employee benefit plan (or related trust) sponsored or maintained by the Company or a Subsidiary, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of Company Voting Securities in excess of 25% of the Company Voting Securities unless such acquisition has been approved by the Board;

(b)         Any election has occurred of persons to the Board that causes two-thirds of the Board to consist of persons other than (i) persons who were members of the Board on the effective date of the Plan and (ii) persons who were nominated for elections as members of the Board at a time when two-thirds of the Board consisted of persons who were members of the Board on the effective date of the Plan, provided, however, that any person nominated for election by a Board at least two-thirds of whom constituted persons described in clauses (i) and/or (ii) or by persons who were themselves nominated by such Board shall, for this purpose, be deemed to have been nominated by a Board composed of persons described in clause (i);

(c)        The consummation (i.e. closing) of a reorganization, merger or consolidation involving the Company, unless, following such reorganization, merger or

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consolidation, all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Common Stock and Company Voting Securities immediately prior to such reorganization, merger or consolidation, following such reorganization, merger or consolidation beneficially own, directly or indirectly, more than seventy five percent (75%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or trustees, as the case may be, of the entity resulting from such reorganization, merger or consolidation in substantially the same proportion as their ownership of the Outstanding Common Stock and Company Voting Securities immediately prior to such reorganization, merger or consolidation, as the case may be;

(d)       The consummation (i.e. closing) of a sale or other disposition of all or substantially all the assets of the Company, unless, following such sale or disposition, all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Common Stock and Company Voting Securities immediately prior to such reorganization, merger or consolidation, following such reorganization, merger or consolidation beneficially own, directly or indirectly, more than seventy five percent (75%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or trustees, as the case may be, of the entity purchasing such assets in substantially the same proportion as their ownership of the Outstanding Common Stock and Company Voting Securities immediately prior to such sale or disposition, as the case may be; or

(e)	a complete liquidation or dissolution of the Company.

2.07.    Code means the Internal Revenue Code of 1986, as amended. References to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

2.08.	Committee means the Committee defined in Section 3.01.

2.09.    Company means Skin Shoes, Inc., a Delaware corporation, and its successors and assigns, including, but not limited to, Logicom.

2.10.    Common Stock means Common Stock of the Company, par value $.001 per share.

2.10.    Company Voting Securities means the combined voting power of all outstanding voting securities of the Company entitled to vote generally in the election of directors to the Board.

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2.12.    Date of Grant means the date designated by the Committee as the date as of which it grants an Award, which shall not be earlier than the date on which the Committee approves the granting of such Award.

2.13.    Dividend Equivalent Account means a bookkeeping account related to an Award that is credited with the amount of any cash dividends or stock distributions that would be payable with respect to the shares of Common Stock subject to such Awards had such shares been outstanding shares of Common Stock.

2.14	Exchange Act means the Securities Exchange Act of 1934, as amended.

2.15.    Exercise Price means, with respect to a Stock Appreciation Right, the amount established by the Committee in the Award Agreement which is to be subtracted from the Fair Market Value on the date of exercise in order to determine the amount of the payment to be made to the Participant, as further described in Section 6.02(b).

2.16.    Fair Market Value means, on any date, (i) the closing sale price of a share of Common Stock, as reported on the Composite Tape for New York Stock Exchange Listed Companies (or other established stock exchange on which the Common Stock is regularly traded) on such date or, if there were no sales on such date, on the last date preceding such date on which a sale was reported; (ii) if the Common Stock is not listed for trading on an established stock exchange, the closing sale price of a share of Common Stock on The Nasdaq Stock Market's National Market ("NNM") or SmallCap Market (“NSM”), or if there were no sales on such date, on the last date preceding such date on which a sale was reported; (iii) if shares of Common Stock are not listed for trading on an established stock exchange or quoted on NNM or NSM, but a regular, active public market for the Common Stock exists (as determined in the sole discretion of the Committee, whose discretion shall be conclusive and binding), the average of the closing bid and ask quotations per share of Common Stock in the over-the-counter (“OTC”) market for such shares on such date or, if no quotations are available on such date, on the last date preceding such date on which a quotation was reported; or (iv) if shares of Common Stock are not listed for trading on an established stock exchange or quoted on NNM or NSM or OTC, Fair Market Value shall be determined by the Committee in good faith. Such definition of Fair Market Value shall be specified in the Award Agreement and may differ depending on whether Fair Market Value is in reference to the grant, exercise, vesting, or settlement or payout of an Award.

2.17.    Incentive Stock Option means a stock option within the meaning of Section 422 of the Code.

2.18.    Merger means any merger, reorganization, consolidation, exchange, transfer of assets or other transaction having similar effect involving the Company.

2.19.    Non-Qualified Stock Option means a stock option which is not an Incentive Stock Option.

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2.20.    Options means all Non-Qualified Stock Options and Incentive Stock Options granted at any time under the Plan.

2.21.    Outstanding Common Stock means, at any time, the issued and outstanding shares of Common Stock.

2.22.    Participant means a person designated to receive an Award under the Plan in accordance with Section 5.01.

2.23.    Performance Awards means Awards granted in accordance with Article VIII.

2.24.    Performance Goals means [list performances goals for Awards intended to comply with the performance-based compensation exception under Code Section 162(m), such as: operating income, operating profit (earnings from continuing operations before interest and taxes), earnings per share, return on investment or working capital, return on stockholders' equity, economic value added (the amount, if any, by which net operating profit after tax exceeds a reference cost of capital), reductions in inventory, inventory turns and on-time delivery performance, any one of which may be measured with respect to the Company or any one or more of its Subsidiaries and divisions and either in absolute terms or as compared to another company or companies, and quantifiable, objective measures of individual performance relevant to the particular individual's job responsibilities.]

2.25.	Plan shall have the meaning given to such term in Section 1.01.

2.26.    Purchase Price, with respect to Options, shall have the meaning set forth in Section 6.01(b).

2.27.    Restoration Option means a Non-Qualified Stock Option granted pursuant to Section 6.01(f).

2.28.    Restricted Shares means Common Stock subject to restrictions imposed in connection with Awards granted under Article VII.

2.29.    Retirement means early or normal retirement under a pension plan or arrangement of the Company or one of its Subsidiaries in which the Participant participates or, in the case of a Participant who is a non-employee member of the Board, retirement under the Board’s retirement policy, if any.

2.30.    Rule 16b-3 means Rule 16b-3 promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, as the same may be amended from time to time, and any successor rule.

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2.31.    Stock Appreciation Rights means awards granted in accordance with Article VI.

2.32      Subsidiary means a subsidiary of the Company within the meaning of Section 424(f) of the Code.

2.33.    Termination of Service means the voluntary or involuntary termination of a Participant's service as an employee, director or consultant with the Company or a Subsidiary for any reason, including death, disability, retirement or as the result of the divestiture of the Participant's employer or any similar transaction in which the Participant's employer ceases to be the Company or one of its Subsidiaries. Whether entering military or other government service shall constitute Termination of Service, or whether and when a Termination of Service shall occur as a result of disability, shall be determined in each case by the Committee in its sole discretion.

ARTICLE III

ADMINISTRATION

3.01.	Committee.

(a)         Duties and Authority. The Plan shall be administered by the Compensation committee of the Board ("Committee") comprised of at least two persons. The Committee shall have exclusive and final authority in each determination, interpretation or other action affecting the Plan and its Participants. The Committee shall have the sole discretionary authority to interpret the Plan, to establish and modify administrative rules for the Plan, to impose such conditions and restrictions on Awards as it determines appropriate, and to take such steps in connection with the Plan and Awards granted hereunder as it may deem necessary or advisable. The Committee shall not, however, have or exercise any discretion that would disqualify amounts payable under Article X as performance-based compensation for purposes of Section 162(m) of the Code. The Committee may delegate such of its powers and authority under the Plan as it deems appropriate to a subcommittee of the Committee and/or designated officers or employees of the Company. In addition, the full Board may exercise any of the powers and authority of the Committee under the Plan. In the event of such delegation of authority or exercise of authority by the Board, references in the Plan to the Committee shall be deemed to refer, as appropriate, to the delegate of the Committee or the Board. Actions taken by the Committee or any subcommittee thereof, and any delegation by the Committee to designated officers or employees, under this Section 3.01 shall comply with Section 16(b) of the Exchange Act, the performance-based provisions of Section 162(m) of the Code, and the regulations promulgated under each of such statutory provisions, or the respective successors to such statutory provisions or regulations, as in effect from time to time, to the extent applicable.

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(b)        Indemnification. Each person who is or shall have been a member of the Board or the Committee, or an officer of the Company to whom authority was delegated in accordance with the Plan shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf; provided, however, that the foregoing indemnification shall not apply to any loss, cost, liability, or expense that is a result of his or her own willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, conferred in a separate agreement with the Company, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE IV

SHARES

4.01.    Number of Shares Issuable. The total number of shares initially authorized to be issued under the Plan shall be ___________________ of Common Stock. No more than ___________________ shares of Common Stock may be issued under the Plan as Incentive Stock Options. No more than ___________________ shares of Common Stock may be issued under the Plan as Awards under Articles VII, VIII and IX. The foregoing share limits shall be subject to adjustment in accordance with Section 10.07. The shares to be offered under the Plan shall be authorized and unissued Common Stock, or issued Common Stock that shall have been reacquired by the Company.

4.02.    Shares Subject to Terminated Awards. Common Stock covered by any unexercised portions of terminated or forfeited Options (including canceled Options) granted under Article VI, Common Stock forfeited as provided in Section 7.02(a), Stock Units and other stock-based Awards terminated or forfeited as provided in Article IX, and Common Stock subject to any Awards that are otherwise surrendered by the Participant may again be subject to new Awards under the Plan. Shares of Common Stock surrendered to or withheld by the Company in payment or satisfaction of the Purchase Price of an Option or tax withholding obligation with respect to an Award shall be available for the grant of new Awards under the Plan. In the event of the exercise of Stock Appreciation Rights, whether or not granted in tandem with Options, only the number of shares of Common Stock actually issued in payment of such Stock Appreciation Rights shall be charged against the number of shares of Common Stock

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available for the grant of Awards hereunder, and any Common Stock subject to tandem Options, or portions thereof, which have been surrendered in connection with any such exercise of Stock Appreciation Rights shall not be charged against the number of shares of Common Stock available for the grant of Awards hereunder. .

ARTICLE V

PARTICIPATION

5.01.    Eligible Participants. Participants in the Plan shall be such employees, directors and consultants of the Company and its Subsidiaries as the Committee, in its sole discretion, may designate from time to time. The Committee's designation of a Participant in any year shall not require the Committee to designate such person to receive Awards or grants in any other year. The designation of a Participant to receive Awards or grants under one portion of the Plan does not require the Committee to include such Participant under other portions of the Plan. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards. Subject to adjustment in accordance with Section 10.07, in any calendar year, no Participant shall be granted Awards in respect of more than ___________________ shares of Common Stock (whether through grants of Options or Stock Appreciation Rights or other Awards of Common Stock or rights with respect thereto) or cash-based Awards for more than $___________________.

ARTICLE VI

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

6.01.	Option Awards.

(a)       Grant of Options. The Committee may grant, to such Participants as the Committee may select, Options entitling the Participant to purchase shares of Common Stock from the Company in such number, at such price, and on such terms and subject to such conditions, not inconsistent with the terms of this Plan, as may be established by the Committee. The terms of any Option granted under this Plan shall be set forth in an Award Agreement.

(b)         Purchase Price of Options. The Purchase Price of each share of Common Stock which may be purchased upon exercise of any Option granted under the Plan shall be determined by the Committee; provided, however, that in no event shall the Purchase Price be less than the Fair Market Value on the Date of Grant.

(c)         Designation of Options. The Committee shall designate, at the time of the grant of each Option, the Option as an Incentive Stock Option or a Non-Qualified Stock Option.

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(d)        Incentive Stock Option Share Limitation. No Participant may be granted Incentive Stock Options under the Plan (or any other plans of the Company and its Subsidiaries) that would result in shares with an aggregate Fair Market Value (measured on the Date of Grant) of more than $100,000 first becoming exercisable in any one calendar year.

(e)        Rights As a Stockholder. A Participant shall have no rights as a stockholder with respect to Common Stock covered by an Option until the Participant shall have become the holder of record of any such shares, and no adjustment shall be made for dividends in cash or other property or distributions or other rights with respect to any such Common Stock for which the record date is prior to the date on which the Participant or a transferee of the Option shall have become the holder of record of any such shares covered by the Option; provided, however, that Participants are entitled to share adjustments to reflect capital changes under Section 10.07.

(f)          Restoration Options Upon the Exercise of a Non-Qualified Stock Option. In the event that any Participant delivers to the Company, or has withheld from the shares otherwise issuable upon the exercise of a Non-Qualified Stock Option, shares of Common Stock in payment of the Purchase Price of any Non-Qualified Stock Option granted hereunder in accordance with Section 6.04, the Committee shall have the authority to grant or provide for the automatic grant of a Restoration Option to such Participant. The grant of a Restoration Option shall be subject to the satisfaction of such conditions or criteria as the Committee in its sole discretion shall establish from time to time. A Restoration Option shall entitle the holder thereof to purchase a number of shares of Common Stock equal to the number of such shares so delivered or withheld upon exercise of the original Option and, in the discretion of the Committee, the number of shares, if any, delivered or withheld to the Corporation to satisfy any withholding tax liability arising in connection with the exercise of the original Option. A Restoration Option shall have a per share Purchase Price of not less than 100% of the per share Fair Market Value of the Common Stock on the date of grant of such Restoration Option, a term not longer than the remaining term of the original Option at the time of exercise thereof, and such other terms and conditions as the Committee in its sole discretion shall determine.

(g)         Dividend Equivalents. For any Option (with or without alternative Stock Appreciation Rights) granted under the Plan, the Committee shall have the discretion, upon the grant of the Option or thereafter, to establish a Dividend Equivalent Account with respect to the Option, and the applicable Award Agreement or an amendment thereto shall confirm such establishment. If a Dividend Equivalent Account is established, the following terms apply.

(i)          Subject to such conditions, limitations and restrictions as shall be established by the Committee, from the Date of Grant of the Option or, if later, the date of establishment of the Dividend Equivalent Account, to the earlier of (i) the date of payment of such Dividend Equivalent Account or (ii) the date of

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cancellation, termination or expiration of the Option, the Dividend Equivalent Account shall be credited as of the record date of each cash dividend on the Common Stock with an amount equal to the cash dividends which would be paid with respect to the Common Stock then covered by the Option if the Option had been exercised and such Common Stock had been held of record on such record date. The Participant or other holder of such Option shall be entitled to receive from the Company in cash the balance credited to the Dividend Equivalent Account at such time, or from time to time, as shall be determined by the Committee and set forth in the applicable Award Agreement or an amendment thereto; provided, however, that if the applicable Award Agreement shall so provide, the Committee may determine that the balance credited to a Participant’s Dividend Equivalent Account be paid in the form of shares of Common Stock having a fair market value equal to such balance, or a combination of cash and shares.

(ii)         To the extent that an Option and any alternative Stock Appreciation Rights granted in conjunction with the Option are canceled, terminate or expire without the exercise of the Option or the alternative Stock Appreciation Rights, if any, granted in conjunction with the Option, the Dividend Equivalent Account with respect to the Option shall be eliminated, and no payment with respect to the Dividend Equivalent Account shall be made by the Company. Dividend Equivalent Accounts shall be established and maintained only on the books and records of the Company and no assets or funds of the Company shall be set aside, placed in trust, removed from the claims of the Company's general creditors, or otherwise made available until such amounts are actually payable as provided hereunder.

6.02.	Stock Appreciation Rights.

(a)         Stock Appreciation Right Awards. The Committee is authorized to grant to any Participant one or more Stock Appreciation Rights. Such Stock Appreciation Rights may be granted either independent of or in tandem with Options granted to the same Participant. Stock Appreciation Rights granted in tandem with Options may be granted simultaneously with, or, in the case of Non-Qualified Stock Options, subsequent to, the grant to such Participant of the related Option; provided however, that: (i) any Option covering any share of Common Stock shall expire and not be exercisable upon the exercise of any Stock Appreciation Right with respect to the same share, (ii) any Stock Appreciation Right covering any share of Common Stock shall expire and not be exercisable upon the exercise of any related Option with respect to the same share, and (iii) an Option and Stock Appreciation Right covering the same share of Common Stock may not be exercised simultaneously. Upon exercise of a Stock Appreciation Right with respect to a share of Common Stock, the Participant shall be entitled to receive an amount equal to the excess, if any, of (A) the Fair Market Value of a share of Common Stock on the date of exercise over (B) the Exercise Price of such Stock Appreciation Right established in the Award Agreement, which amount shall be payable as provided in Section 6.02(c).

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(b)       Exercise Price. The Exercise Price established under any Stock Appreciation Right granted under this Plan shall be determined by the Committee, but in the case of Stock Appreciation Rights granted in tandem with Options shall not be less than the Purchase Price of the related Option. Upon exercise of Stock Appreciation Rights granted in tandem with options, the number of shares subject to exercise under any related Option shall automatically be reduced by the number of shares of Common Stock represented by the Option or portion thereof which are surrendered as a result of the exercise of such Stock Appreciation Rights.

(c)        Payment of Incremental Value. Any payment which may become due from the Company by reason of a Participant's exercise of a Stock Appreciation Right may be paid to the Participant as determined by the Committee (i) all in cash, (ii) all in Common Stock, or (iii) in any combination of cash and Common Stock. In the event that all or a portion of the payment is made in Common Stock, the number of shares of Common Stock delivered in satisfaction of such payment shall be determined by dividing the amount of such payment or portion thereof by the Fair Market Value on the Exercise Date. No fractional share of Common Stock shall be issued to make any payment in respect of Stock Appreciation Rights; if any fractional share would be issuable, the combination of cash and Common Stock payable to the Participant shall be adjusted as directed by the Committee to avoid the issuance of any fractional share.

6.03.	Terms of Stock Options and Stock Appreciation Rights.

(a)         Conditions on Exercise. An Award Agreement with respect to Options and/or Stock Appreciation Rights may contain such waiting periods, exercise dates and restrictions on exercise (including, but not limited to, periodic installments) as may be determined by the Committee at the time of grant.

(b)         Duration of Options and Stock Appreciation Rights. Options and Stock Appreciation Rights shall terminate upon the first to occur of the following events:

(i)          Expiration of the Option or Stock Appreciation Right as provided in the Award Agreement; or

(ii)         Termination of the Award in the event of a Participant's disability, Retirement, death or other Termination of Service as provided in the Award Agreement; or

(iii)        In the case of an Incentive Stock Option, ten years from the Date of Grant; or

(iv)        Solely in the case of a Stock Appreciation Right granted in tandem with an Option, upon the expiration of the related Option.

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(c)         Acceleration or Extension of Exercise Time. The Committee, in its sole discretion, shall have the right (but shall not be obligated), exercisable on or at any time after the Date of Grant, to permit the exercise of an Option or Stock Appreciation Right (i) prior to the time such Option or Stock Appreciation Right would become exercisable under the terms of the Award Agreement, (ii) after the termination of the Option or Stock Appreciation Right under the terms of the Award Agreement, or (iii) after the expiration of the Option or Stock Appreciation Right.

6.04.    Exercise Procedures. Each Option and Stock Appreciation Right granted under the Plan shall be exercised prior to the close of business on the expiration date of the Option or Stock Appreciation Right by written notice to the Company or by such other method as provided in the Award Agreement or as the Committee may establish or approve from time to time. The Purchase Price of shares purchased upon exercise of an Option granted under the Plan shall be paid in full in cash by the Participant pursuant to the Award Agreement; provided, however, that the Committee may (but shall not be required to) permit payment to be made by delivery to the Company of either (a) Common Stock (which may include Restricted Shares or shares otherwise issuable in connection with the exercise of the Option, subject to such rules as the Committee deems appropriate) or (b) any combination of cash and Common Stock, or (c) such other consideration as the Committee deems appropriate and in compliance with applicable law (including payment in accordance with a cashless exercise program under which, if so instructed by the Participant, Common Stock may be issued directly to the Participant's broker or dealer upon receipt of an irrevocable written notice of exercise from the Participant). In the event that any Common Stock shall be transferred to the Company to satisfy all or any part of the Purchase Price, the part of the Purchase Price deemed to have been satisfied by such transfer of Common Stock shall be equal to the product derived by multiplying the Fair Market Value as of the date of exercise times the number of shares of Common Stock transferred to the Company. The Participant may not transfer to the Company in satisfaction of the Purchase Price any fractional share of Common Stock. Any part of the Purchase Price paid in cash upon the exercise of any Option shall be added to the general funds of the Company and may be used for any proper corporate purpose. Unless the Committee shall otherwise determine, any Common Stock transferred to the Company as payment of all or part of the Purchase Price upon the exercise of any Option shall be held as treasury shares.

6.05.   Change in Control. Unless otherwise provided by the Committee in the applicable Award Agreement, in the event of a Change in Control, all Options outstanding on the date of such Change in Control, and all Stock Appreciation Rights shall become immediately and fully exercisable. The provisions of this Section 6.05 shall not be applicable to any Options or Stock Appreciation Rights granted to a Participant if any Change in Control results from such Participant's beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Common Stock or Company Voting Securities.

ARTICLE VII

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RESTRICTED SHARES

7.01.    Restricted Share Awards. The Committee may grant to any Participant an Award of Common Stock in such number of shares, and on such terms, conditions and restrictions, whether based on performance standards, periods of service, retention by the Participant of ownership of purchased or designated shares of Common Stock or other criteria, as the Committee shall establish. With respect to performance-based Awards of Restricted Shares to "covered employees" (as defined in Section 162(m) of the Code), performance targets will be limited to specified levels of one or more of the Performance Goals. The terms of any Restricted Share Award granted under this Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with this Plan.

(a)        Issuance of Restricted Shares. As soon as practicable after the Date of Grant of a Restricted Share Award by the Committee, the Company shall cause to be transferred on the books of the Company, or its agent, Common Stock, registered on behalf of the Participant, evidencing the Restricted Shares covered by the Award, but subject to forfeiture to the Company as of the Date of Grant if an Award Agreement with respect to the Restricted Shares covered by the Award is not duly executed by the Participant and timely returned to the Company. All Common Stock covered by Awards under this Article VII shall be subject to the restrictions, terms and conditions contained in the Plan and the Award Agreement entered into by the Participant. Until the lapse or release of all restrictions applicable to an Award of Restricted Shares, the share certificates representing such Restricted Shares may be held in custody by the Company, its designee, or, if the certificates bear a restrictive legend, by the Participant. Upon the lapse or release of all restrictions with respect to an Award as described in Section 7.01(d), one or more share certificates, registered in the name of the Participant, for an appropriate number of shares as provided in Section 7.01(d), free of any restrictions set forth in the Plan and the Award Agreement shall be delivered to the Participant.

(b)         Stockholder Rights. Beginning on the Date of Grant of the Restricted Share Award and subject to execution of the Award Agreement as provided in Section 7.01(a), the Participant shall become a stockholder of the Company with respect to all shares subject to the Award Agreement and shall have all of the rights of a stockholder, including, but not limited to, the right to vote such shares and the right to receive dividends; provided, however, that any Common Stock distributed as a dividend or otherwise with respect to any Restricted Shares as to which the restrictions have not yet lapsed, shall be subject to the same restrictions as such Restricted Shares and held or restricted as provided in Section 7.01(a).

(c)        Restriction on Transferability. None of the Restricted Shares may be assigned or transferred (other than by will or the laws of descent and distribution, or to an inter vivos trust with respect to which the Participant is treated as the owner under Sections 671 through 677 of the Code, except to the extent that Section 16 of the

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Exchange Act limits a Participant's right to make such transfers), pledged or sold prior to lapse of the restrictions applicable thereto.

(d)         Delivery of Shares Upon Vesting. Upon expiration or earlier termination of the forfeiture period without a forfeiture and the satisfaction of or release from any other conditions prescribed by the Committee, or at such earlier time as provided under the provisions of Section 7.03, the restrictions applicable to the Restricted Shares shall lapse. As promptly as administratively feasible thereafter, subject to the requirements of Section 10.05, the Company shall deliver to the Participant or, in case of the Participant's death, to the Participant's Beneficiary, one or more share certificates for the appropriate number of shares of Common Stock, free of all such restrictions, except for any restrictions that may be imposed by law.

7.02.	Terms of Restricted Shares.

(a)         Forfeiture of Restricted Shares. Subject to Sections 7.02(b) and 7.03, all Restricted Shares shall be forfeited and returned to the Company and all rights of the Participant with respect to such Restricted Shares shall terminate unless the Participant continues in the service of the Company or a Subsidiary as an employee until the expiration of the forfeiture period for such Restricted Shares and satisfies any and all other conditions set forth in the Award Agreement. The Committee shall determine the forfeiture period (which may, but need not, lapse in installments) and any other terms and conditions applicable with respect to any Restricted Share Award.

(b)        Waiver of Forfeiture Period. Notwithstanding anything contained in this Article VII to the contrary, the Committee may, in its sole discretion, waive the forfeiture period and any other conditions set forth in any Award Agreement under appropriate circumstances (including the death, disability or Retirement of the Participant or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions (including forfeiture of a proportionate number of the Restricted Shares) as the Committee shall deem appropriate.

7.03.    Change in Control. Unless otherwise provided by the Committee in the applicable Award Agreement, in the event of a Change in Control, all restrictions applicable to the Restricted Share Award shall terminate fully and the Participant shall immediately have the right to the delivery of share certificate or certificates for such shares in accordance with Section 7.01(d).

ARTICLE VIII

PERFORMANCE AWARDS

8.01.	Performance Awards.

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(a)         Award Periods and Calculations of Potential Incentive Amounts. The Committee may grant Performance Awards to Participants. A Performance Award shall consist of the right to receive a payment (measured by the Fair Market Value of a specified number of shares of Common Stock, increases in such Fair Market Value during the Award Period and/or a fixed cash amount) contingent upon the extent to which certain predetermined performance targets have been met during an Award Period. The Award Period shall be two or more fiscal or calendar years as determined by the Committee. The Committee, in its discretion and under such terms as it deems appropriate, may permit newly eligible Participants, such as those who are promoted or newly hired, to receive Performance Awards after an Award Period has commenced.

(b)         Performance Targets. The performance targets may include such goals related to the performance of the Company or, where relevant, any one or more of its Subsidiaries or divisions and/or the performance of a Participant as may be established by the Committee in its discretion. In the case of Performance Awards to "covered employees" (as defined in Section 162(m) of the Code), the targets will be limited to specified levels of one or more of the Performance Goals. The performance targets established by the Committee may vary for different Award Periods and need not be the same for each Participant receiving a Performance Award in an Award Period. Except to the extent inconsistent with the performance-based compensation exception under Section 162(m) of the Code, in the case of Performance Awards granted to employees to whom such section is applicable, the Committee, in its discretion, but only under extraordinary circumstances as determined by the Committee, may change any prior determination of performance targets for any Award Period at any time prior to the final determination of the Award when events or transactions occur to cause the performance targets to be an inappropriate measure of achievement.

(c)         Earning Performance Awards. The Committee, at or as soon as practicable after the Date of Grant, shall prescribe a formula to determine the percentage of the Performance Award to be earned based upon the degree of attainment of the applicable performance targets.

(d)         Payment of Earned Performance Awards. Subject to the requirements of Section 10.05, payments of earned Performance Awards shall be made in cash or Common Stock, or a combination of cash and Common Stock, in the discretion of the Committee. The Committee, in its sole discretion, may define, and set forth in the applicable Award Agreement, such terms and conditions with respect to the payment of earned Performance Awards as it may deem desirable.

8.02.    Termination of Service. In the event of a Participant’s Termination of Service during an Award Period, the Participant’s Performance Awards shall be forfeited except as may otherwise be provided in the applicable Award Agreement.

8.03.    Change in Control. Unless otherwise provided by the Committee in the applicable Award Agreement, in the event of a Change in Control, all Performance Awards for all Award Periods shall immediately become fully vested and payable to all

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Participants and shall be paid to Participants in accordance with Section 8.02(d), within 30 days after such Change in Control.

ARTICLE IX

OTHER STOCK-BASED AWARDS

9.01.    Grant of Other Stock-Based Awards. Other stock-based awards, consisting of stock purchase rights (with or without loans to Participants by the Company containing such terms as the Committee shall determine), Awards of Common Stock, or Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, may be granted either alone or in addition to or in conjunction with other Awards under the Plan. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be granted pursuant to such Awards, and all other conditions of the Awards. Any such Award shall be confirmed by an Award Agreement executed by the Committee and the Participant, which Award Agreement shall contain such provisions as the Committee determines to be necessary or appropriate to carry out the intent of this Plan with respect to such Award.

9.02.    Terms of Other Stock-Based Awards. In addition to the terms and conditions specified in the Award Agreement, Awards made pursuant to this Article IX shall be subject to the following:

(a)         Any Common Stock subject to Awards made under this Article IX may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses; and

(b)        If specified by the Committee in the Award Agreement, the recipient of an Award under this Article IX shall be entitled to receive, currently or on a deferred basis, interest or dividends or dividend equivalents with respect to the Common Stock or other securities covered by the Award; and

(c)         The Award Agreement with respect to any Award shall contain provisions dealing with the disposition of such Award in the event of a Termination of Service prior to the exercise, realization or payment of such Award, whether such termination occurs because of Retirement, disability, death or other reason, with such provisions to take account of the specific nature and purpose of the Award.

ARTICLE X

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ARTICLE 12TERMS APPLICABLE GENERALLY TO AWARDS

GRANTED UNDER THE PLAN

10.01.  Plan Provisions Control Award Terms. Except as provided in Section 10.16, the terms of the Plan shall govern all Awards granted under the Plan, and in no event shall the Committee have the power to grant any Award under the Plan which is contrary to any of the provisions of the Plan. In the event any provision of any Award granted under the Plan shall conflict with any term in the Plan as constituted on the Date of Grant of such Award, the term in the Plan as constituted on the Date of Grant of such Award shall control. Except as provided in Section 10.03 and Section 10.07, the terms of any Award granted under the Plan may not be changed after the Date of Grant of such Award so as to materially decrease the value of the Award without the express written approval of the holder.

10.02.              Award Agreement. No person shall have any rights under any Award granted under the Plan unless and until the Company and the Participant to whom such Award shall have been granted shall have executed and delivered an Award Agreement or received any other Award acknowledgment authorized by the Committee expressly granting the Award to such person and containing provisions setting forth the terms of the Award.

10.03.  Modification of Award After Grant. No Award granted under the Plan to a Participant may be modified (unless such modification does not materially decrease the value of the Award) after the Date of Grant except by express written agreement between the Company and the Participant, provided that any such change (a) shall not be inconsistent with the terms of the Plan, and (b) shall be approved by the Committee.

10.04.  Limitation on Transfer. Except as provided in Section 7.01(c) in the case of Restricted Shares, a Participant's rights and interest under the Plan may not be assigned or transferred other than by will or the laws of descent and distribution, and during the lifetime of a Participant, only the Participant personally (or the Participant's personal representative) may exercise rights under the Plan. The Participant's Beneficiary may exercise the Participant's rights to the extent they are exercisable under the Plan following the death of the Participant.

10.05.  Taxes. The Company shall be entitled, if the Committee deems it necessary or desirable, to withhold (or secure payment from the Participant in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any amount payable and/or shares issuable under such Participant's Award, or with respect to any income recognized upon a disqualifying disposition of shares received pursuant to the exercise of an Incentive Stock Option, and the Company may defer payment or issuance of the cash or shares upon exercise or vesting of an Award unless indemnified to its satisfaction against any liability for any such tax. The amount of such withholding or tax payment shall be determined by the Committee and shall be payable by the Participant at such time as the Committee determines in accordance with the following rules:

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(a)        The Participant shall have the right to elect to meet his or her withholding requirement (i) by having withheld from such Award at the appropriate time that number of shares of Common Stock, rounded up to the next whole share, whose Fair Market Value is equal to the amount of withholding taxes due, (ii) by direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to such Award or (iii) by a combination of shares and cash.

(b)        The Committee shall have the discretion as to any Award, to cause the Company to pay to tax authorities for the benefit of any Participant, or to reimburse such Participant for the individual taxes which are due on the grant, exercise or vesting of any share Award, or the lapse of any restriction on any share Award (whether by reason of a Participant's filing of an election under Section 83(b) of the Code or otherwise), including, but not limited to, Federal income tax, state income tax, local income tax and excise tax under Section 4999 of the Code, as well as for any such taxes as may be imposed upon such tax payment or reimbursement.

(c)       In the case of Participants who are subject to Section 16 of the Exchange Act, the Committee may impose such limitations and restrictions as it deems necessary or appropriate with respect to the delivery or withholding of shares of Common Stock to meet tax withholding obligations.

10.06.  Surrender of Awards. Any Award granted under the Plan may be surrendered to the Company for cancellation on such terms as the Committee and the holder approve. With the consent of the Participant, the Committee may substitute a new Award under this Plan in connection with the surrender by the Participant of an equity compensation award previously granted under this Plan or any other plan sponsored by the Company; provided, however, that no such substitution shall be permitted without the approval of the Company’s stockholders if such approval is required by the rules of any applicable stock exchange.

10.07.	Adjustments to Reflect Capital Changes.

(a)        Recapitalization. The number and kind of shares subject to outstanding Awards, the Purchase Price or Exercise Price for such shares, the number and kind of shares available for Awards subsequently granted under the Plan and the maximum number of shares in respect of which Awards can be made to any Participant in any calendar year shall be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization with a similar substantive effect upon the Plan or the Awards granted under the Plan. The maximum number of shares in respect of which Awards can be made to any Participant in any calendar year shall be proportionately adjusted to reflect any other event that results in an increase in the number of issued and outstanding shares of Common Stock. The Committee shall have the power and sole discretion to determine the amount of the adjustment to be made in each case.

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(b)        Merger. After any Merger in which the Company is the surviving corporation, each Participant shall, at no additional cost, be entitled upon any exercise of all Options or receipt of other Award to receive (subject to any required action by stockholders), in lieu of the number of shares of Common Stock receivable or exercisable pursuant to such Award, the number and class of shares or other securities to which such Participant would have been entitled pursuant to the terms of the Merger if, at the time of the Merger, such Participant had been the holder of record of a number of shares equal to the number of shares receivable or exercisable pursuant to such Award. Comparable rights shall accrue to each Participant in the event of successive Mergers of the character described above. In the event of a Merger in which the Company is not the surviving corporation, the surviving, continuing, successor, or purchasing corporation, as the case may be (the "Acquiring Corporation"), shall either assume the Company's rights and obligations under outstanding Award Agreements or substitute awards in respect of the Acquiring Corporation's stock for such outstanding Awards. In the event the Acquiring Corporation fails to assume or substitute for such outstanding Awards, the Board shall provide that any unexercisable and/or unvested portion of the outstanding Awards shall be immediately exercisable and vested as of a date prior to such Merger, as the Board so determines. The exercise and/or vesting of any Award that was permissible solely by reason of this Section 10.07(b) shall be conditioned upon the consummation of the Merger. Any Options which are neither assumed by the Acquiring Corporation nor exercised as of the date of the Merger shall terminate effective as of the effective date of the Merger.

(c)         Options to Purchase Shares or Stock of Acquired Companies. After any Merger in which the Company or a Subsidiary shall be a surviving corporation, the Committee may grant substituted options under the provisions of the Plan, pursuant to Section 424 of the Code, replacing old options granted under a plan of another party to the Merger whose shares or stock subject to the old options may no longer be issued following the Merger. The foregoing adjustments and manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion. Any such adjustments may provide for the elimination of any fractional shares which might otherwise become subject to any Options.

10.08.  No Right to Continued Service. No person shall have any claim of right to be granted an Award under this Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the service of the Company or any of its Subsidiaries.

10.09.  Awards Not Includable for Benefit Purposes. Payments received by a Participant pursuant to the provisions of the Plan shall not be included in the determination of benefits under any pension, group insurance or other benefit plan applicable to the Participant which is maintained by the Company or any of its Subsidiaries, except as may be provided under the terms of such plans or determined by the Board.

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10.10.  Governing Law. All determinations made and actions taken pursuant to the Plan shall be governed by the laws of Delaware and construed in accordance therewith.

10.10.  No Strict Construction. No rule of strict construction shall be implied against the Company, the Committee, or any other person in the interpretation of any of the terms of the Plan, any Award granted under the Plan or any rule or procedure established by the Committee.

10.12.  Compliance with Rule 16b-3. It is intended that, unless the Committee determines otherwise, Awards under the Plan be eligible for exemption under Rule 16b-3. The Board is authorized to amend the Plan and to make any such modifications to Award Agreements to comply with Rule 16b-3, as it may be amended from time to time, and to make any other such amendments or modifications as it deems necessary or appropriate to better accomplish the purposes of the Plan in light of any amendments made to Rule 16b-3.

10.13.  Captions. The captions (i.e., all Section headings) used in the Plan are for convenience only, do not constitute a part of the Plan, and shall not be deemed to limit, characterize or affect in any way any provisions of the Plan, and all provisions of the Plan shall be construed as if no captions have been used in the Plan.

10.14.  Severability. Whenever possible, each provision in the Plan and every Award at any time granted under the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan or any Award at any time granted under the Plan shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of the Plan and every other Award at any time granted under the Plan shall remain in full force and effect.

10.15.	Amendment and Termination.

(a)         Amendment. The Board shall have complete power and authority to amend the Plan at any time; provided, however, that the Board shall not, without the requisite affirmative approval of stockholders of the Company, make any amendment which requires stockholder approval under the Code or under any other applicable law or rule of any stock exchange which lists Common Stock or Company Voting Securities. No termination or amendment of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted under the Plan, adversely affect the right of such individual under such Award.

(b)        Termination. The Board shall have the right and the power to terminate the Plan at any time. No Award shall be granted under the Plan after the termination of the Plan, but the termination of the Plan shall not have any other effect and any Award outstanding at the time of the termination of the Plan may be exercised

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after termination of the Plan at any time prior to the expiration date of such Award to the same extent such Award would have been exercisable had the Plan not terminated.

10.16.  Foreign Qualified Awards. Awards under the Plan may be granted to such employees of the Company and its Subsidiaries who are residing in foreign jurisdictions as the Committee in its sole discretion may determine from time to time. The Committee may adopt such supplements to the Plan as may be necessary or appropriate to comply with the applicable laws of such foreign jurisdictions and to afford Participants favorable treatment under such laws; provided, however, that no Award shall be granted under any such supplement with terms or conditions inconsistent with the provision set forth in the Plan.

10.17   Section 409A of the Code. Notwithstanding anything in this Plan to the contrary, any Award granted under the Plan shall contain terms that (i) are designed to avoid application of Section 409A of the Code to the Award or (ii) are designed to avoid adverse tax consequences under Section 409A of the Code should that section apply to the Award. If any Plan provision or Award under the Plan would result in the imposition of an applicable tax under Section 409A of the Code and related regulations and pronouncements, the Company shall take commercially-reasonable efforts to reform that Plan provision or Award to avoid imposition of the applicable tax and no action taken to comply with Section 409A of the Code shall be deemed to adversely affect the Participant's rights to an Award or to require the Participant's consent.

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SCHEDULE "L"

FORM OF TARGET’S STOCK OPTION AGREEMENT

SKIN SHOES, INC.

2005 INCENTIVE PLAN

INCENTIVE/NON-QUALIFIED STOCK OPTION AGREEMENT

NOTICE OF STOCK OPTION GRANT

Optionee:

The Optionee has been granted an Option to purchase a number of shares of Skin Shoes, Inc. Common Stock as designated below (“Shares”), subject to the terms and conditions of the Skin Shoes 2005 Incentive Plan, as amended from time to time (the “Plan”), and this Option Agreement, as follows:

Date of Grant: ____________	Type of Option: [Incentive/Non-Qualified] Stock Option
Exercise Price per Share: $____	Expiration Date: ____________
Total Number of Shares Granted: _______	Total Exercise Price: $______
Vesting Schedule: [Vesting is accelerated upon a termination following a Change in Control under Section 2(c).]

Exercise After Termination of Employment:

Termination of Employment for any reason: any non-vested portion of the Option expires immediately.

Termination of Employment due to death or Disability: vested portion of the Option is exercisable by the Optionee (or, in the event of the Optionee’s death, the Optionee’s Beneficiary) for one year after the Optionee’s Termination.

Termination of Employment for any reason other than death or Disability: vested portion of the Option is exercisable for a period of ninety days following the Optionee’s Termination.

In no event may this Option be exercised after the Expiration Date as provided above.

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I.       AGREEMENT

1.          Grant of Option. The Option granted to the Optionee and described in the Notice of Grant is subject to the terms and conditions of the Plan, which is incorporated by reference in its entirety into this Option Agreement. In the event of a conflict between the terms and conditions of the Plan and this Option Agreement, the terms and conditions of the Plan shall prevail. Capitalized terms not otherwise defined in this Agreement shall have the meaning given to the terms in the Plan.

If designated in the Notice of Grant as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code. Nevertheless, to the extent that the Option fails to meet the requirements of an ISO under Section 422 of the Code, this Option shall be treated as a Non-Qualified Stock Option (“NSO”).

2.	Exercise of Option.

(a)          Right to Exercise. This Option shall be exercisable, in whole or in part, during its term in accordance with the Vesting Schedule set out in the Notice of Grant and with the applicable provisions of the Plan and this Option Agreement. No Shares shall be issued pursuant to the exercise of an Option unless the issuance and exercise comply with applicable laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares. The Board may, in its discretion, (i) accelerate vesting of the Option, or (ii) extend the applicable exercise period to the extent permitted under Section 6.03 of the Plan.

(b)          Method of Exercise. The Optionee may exercise the Option by delivering an exercise notice in a form approved or otherwise acceptable to the Company (the “Exercise Notice”) which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Shares exercised. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price.

(c)          Acceleration of Vesting on Change in Control. Subject to the exception contained in Section 6.05 of the Plan, in the event of the Optionee’s Termination of Employment by the Company without cause within six (6) months following a Change in Control, all Options outstanding on the date of the Termination of Employment that have not previously vested or terminated under the terms of the applicable Award Agreement shall be immediately and fully vested and exercisable; provided, however, that the transactions contemplated by that certain Share Exchange Agreement dated ___________, 2005 by and between the Company and Logicom Inc., a Nevada corporation (“Logicom”), whereby Logicom shall assume the Plan and all Awards then in existence (the “Share Exchange Transaction”), shall not be deemed to constitute a Change in Control for purposes hereof. Upon the closing of the Share Exchange Transaction, the governing law reflected in Section 7 hereof shall change, with no further action

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by the Board or the stockholders of the Company or Logicom, to be governed by the laws of Nevada and construed in accordance therewith.

3.           Method of Payment. If the Optionee elects to exercise the Option by submitting an Exercise Notice under Section 2(b) of this Agreement, the aggregate Exercise Price (as well as any applicable withholding or other taxes) shall be paid by cash or check; provided, however, that the Board may consent, in its discretion, to payment in any of the following forms, or a combination of them:

(a)	cash or check;

(b)          consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan;

(c)          surrender of other Shares which (i) have been owned by the Optionee for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares; or

(d)          any other consideration that the Board deems appropriate and in compliance with applicable law.

4.          Restrictions on Exercise. This Option may not be exercised until such time as the Plan has been approved by the stockholders of the Company, or if the issuance of the Shares upon exercise or the method of payment of consideration for those shares would constitute a violation of any applicable law or regulation.

5.           Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. Following transfer, the Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. In the event an Option is transferred as contemplated in this Section 5, such Option may not be subsequently transferred by the transferee except by will or the laws of descent and distribution. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

6.          Term of Option. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

7.          Entire Agreement, Amendment and Governing Law. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof (but not agreements, if any, relating to other matters), and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and the Optionee. This Option Agreement is governed by, and shall be construed and enforced in accordance with, the internal laws of the State of Delaware.

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8.           Further Assurances. The Optionee agrees, upon demand of the Company or the Board, to do all acts and execute, deliver and perform all additional documents, instruments and agreements (including, without limitation, stock powers with respect to shares of Common Stock issued upon exercise of the Option) which may be reasonably required by the Company or the Board.

9.           No Guarantee of Continued Service. THE OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE IS EARNED ONLY BY CONTINUING AS AN EMPLOYEE AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). THE OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED UNDER IT AND THE VESTING SCHEDULE DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED EMPLOYMENT FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE OPTIONEE’S EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.

The Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions of the Plan, and accepts this Option subject to all of those terms and provisions. The Optionee has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Option. The Optionee agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under the Plan or this Option Agreement. The Optionee further agrees to notify the Company upon any change in the residence address indicated below.

IN WITNESS WHEREOF, intending to be legally bound, the parties have signed this Option Agreement as of the Date of Grant.

Optionee:	SKIN SHOES, INC.:

Signature	By

Print Name	Title

Residence Address

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